UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PAR PHARMACEUTICAL COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PAR PHARMACEUTICAL COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2009

TO OUR STOCKHOLDERS:

The 2009 Annual Meeting of Stockholders of Par Pharmaceutical Companies, Inc. will be held on June 9, 2009 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey, at 10:00 a.m., local time, for the following purposes:

1.           To elect one Class I member of our Board of Directors, who will serve until his successor has been duly elected and qualifies at the Company’s 2012 Annual Meeting of Stockholders;

2.           To ratify the selection of the firm of Deloitte & Touche LLP as our independent registered public accounting firm (sometimes referred to herein as “auditors” or “independent auditors”) for the 2009 fiscal year;

3.           To approve an advisory (non-binding) proposal on our 2008 executive compensation programs and policies for Named Executives; and

4.           To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The Board has fixed the close of business on April 15, 2009 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the meeting.  Only stockholders of record as of the close of business on such date will be entitled to vote at the meeting and any adjournment(s) thereof.

By Order of the Board of Directors

Thomas J. Haughey
Secretary
  April 21, 2009

YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE.  IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2009

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.parpharm.com/proxy

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
PROPOSAL 2: RATIFICATION OF SELECTION OF AUDITORS	8
CORPORATE GOVERNANCE AND BOARD MATTERS	9
Meetings of the Board and Committee Membership	9
Committees	10
Communications with the Board and its Audit Committee	12
Governance Principles	12
Code of Ethics	13
Director Independence Standards	13
Certain Relationships and Related Transactions	15
Review and Approval or Ratification of Transactions with Related Persons	15
Compensation Committee Interlocks and Insider Participation	15
AUDIT COMMITTEE REPORT	16
DIRECTOR COMPENSATION	16
SECURITY OWNERSHIP	18
Security Ownership of Certain Beneficial Owners	18
Security Ownership of Directors and Management	19
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	20
EXECUTIVE COMPENSATION	21
Officers	21
COMPENSATION DISCUSSION AND ANALYSIS	22
Compensation Philosophy and Policies Regarding Executive Compensation	23
The Compensation-Setting Process	27
Components of Executive Compensation	31
Special Considerations in 2008 and Certain Changes for 2009	38
Compensation Committee Report	40
Executive Compensation	41
Summary Compensation Table	41
Grants of Plan-Based Awards	43
Outstanding Equity Awards At Fiscal Year-End	44
Option Exercises And Stock Vested	45
Non-Qualified Deferred Compensation	45
Equity Compensation Plan Information	46
Pension Benefits	46
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	46
Employment Agreements with Named Executives	46
Potential Payments and Rights Upon Termination of Employment or Change of Control	49
Non-compete and Non-solicitation	51
Estimated Value of Benefits to Be Received Upon Involuntary Separation Not Related to a Change of Control or Upon Qualifying Termination Following a Change of Control	52
Named Executives Who Are No Longer Employed by Par	53
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
OTHER MATTERS	54
SUBMISSION OF STOCKHOLDER PROPOSALS	55
Appendix A	A-1

- i -

PAR PHARMACEUTICAL COMPANIES, INC.
300 Tice Boulevard
Woodcliff Lake, NJ 07677

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2009

____________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

____________________

Why did I receive this proxy statement?

The Board of Directors of Par Pharmaceutical Companies, Inc. is soliciting proxies for its 2009 Annual Meeting of Stockholders and for any adjournment(s) of the meeting.  The meeting will be held on June 9, 2009, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey, at 10:00 a.m., local time.

This proxy statement and Par’s 2008 Annual Report on Form 10-K (together, the “proxy materials”), along with either a proxy card or voting instruction card, are being mailed to stockholders on or about April 28, 2009.  The proxy materials contain information you need to know for voting at the meeting.  You do not need to attend the 2009 meeting in order to vote your shares.

Par Pharmaceutical Companies, Inc. is sometimes referred to in this proxy statement as “Par,” “Company,” “we”, “our” or “us” and our Board of Directors is sometimes referred to in this proxy statement as the “Board.”

How do I contact the Company’s Secretary?

You may contact Par’s Secretary by sending correspondence to our principal executive offices, located at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677.  Our telephone number is (201) 802-4000.

Who is entitled to vote, and how many votes do I have?

Holders of our common stock as of the close of business on April 15, 2009 (the “Record Date”), are entitled to vote at the 2009 meeting.  For each item presented for vote, you have one vote for each share you own.  Par has no class of voting securities other than the common stock, and its stockholders do not have cumulative voting rights.

Any person who acquires shares of common stock after the close of business on April 15, 2009 and wants to vote such shares at the 2009 meeting must obtain a proxy from the record holder of such shares or otherwise take appropriate steps to obtain the voting rights of such record holder.

What constitutes a quorum?

As of the Record Date, we had 34,782,184 shares of common stock outstanding and entitled to vote at the 2009 meeting.  A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the meeting.  If you submit a properly completed and executed proxy, you will be considered part of the quorum.

What am I voting on?

You are voting on the following proposals of Par:

•	Election of one Class I member of the Board;

•	Ratification of the selection of the firm of Deloitte & Touche LLP as our independent auditors for the 2009 fiscal year; and

•	An advisory (non-binding) proposal on our 2008 executive compensation programs and policies for Named Executives.

The Board recommends that you vote “FOR” the Class I nominee for director, Peter S. Knight, “FOR” the ratification of the selection of the firm of Deloitte & Touche LLP as our independent auditors for the 2009 fiscal year and “FOR” the advisory proposal on our 2008 executive compensation programs and policies for Named Executives.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for additional stockholder proposals and nominations has already passed.  Nonetheless, in case there is such an unforeseen need, the accompanying proxy gives discretionary authority to the persons named in the proxy card with respect to any other matter(s) that might be brought before the meeting.  If another proposal is presented, those persons will vote your returned proxy in accordance with their judgment.

How do I vote?

You may vote:

•	in person by attending the meeting; or

•	by following the instructions on the enclosed proxy card or vote instruction form and completing and returning it in the pre-paid envelope provided herewith.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” of those shares.  The proxy materials and proxy card have been sent to you by Par.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  The proxy materials and a voting instruction form have been forwarded to you by your broker, bank or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the instructions included in the mailing from your broker, bank or other nominee.  If your shares are held in street name and you wish to attend and vote at the 2009 meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot at the meeting.

What does it mean if I receive more than one proxy card?

It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees.  Please complete and provide your voting instructions for all proxy cards and/or voting instruction forms that you receive.

What is “householding” and how does it affect me?

Some brokers, banks and other nominee record holders of our common stock may be participating in the practice of “householding” proxy statements, which reduces printing costs and postage fees.  This means that only one copy of the proxy materials may have been sent to multiple stockholders at a shared address.  We will promptly deliver a separate copy of the proxy materials to each stockholder who has been “householded” if he or she requests Par’s Secretary to do so. If you desire to receive separate copies of any future Par proxy materials, or if you are receiving multiple copies of such proxy materials and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at our address or telephone number listed above.  Our proxy materials are also available on the internet at www.parpharm.com/proxy.

What are the voting requirements to elect the directors and approve proposals?

Directors will be elected by the affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the 2009 meeting.  The ratification of the selection of Deloitte & Touche LLP and the advisory vote on our 2008 executive compensation programs and policies for Named Executives will require the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the meeting.  Any other proposals made at the meeting will require, subject to the General Corporation Law of the State of Delaware, the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, at the meeting.

Abstentions will be treated as shares present and entitled to vote for the purpose of determining the existence of a quorum at the meeting.  Under Delaware law, directors are elected by a plurality, rather than a majority, vote at the meeting. As a result, abstentions have no effect on the vote required for the election of directors.  With respect to matters other than the election of directors, abstentions will be treated as “no” votes and may, therefore, affect the outcome of the vote on any such matters.

Brokers that hold shares for their clients’ accounts vote such shares either as directed by their clients or, if permitted by the rules of the applicable stock exchange or other organization of which they are members, in their own discretion.  Brokers who are members of the New York Stock Exchange (the “NYSE”) are permitted to vote their clients’ shares in such members’ discretion on certain “routine matters,” including the uncontested election of directors and ratification of the selection of our auditors, if such clients have not timely furnished voting instructions. When a broker votes its client’s shares on one or more, but not all, of the proposals submitted at a company’s stockholder meeting, the omitted votes are referred to as “broker non-votes.”  Broker non-votes will be deemed present and included in determining the existence of a quorum at the meeting.  However, broker non-votes will be excluded from the number of shares deemed present and entitled to vote on a matter and, accordingly, broker non-votes reduce the absolute number, but not the percentage (e.g., over 50% of those shares entitled to vote), of affirmative votes required in order to approve the matter.  For this reason, broker non-votes will have no effect on the vote required for any of the matters described herein to be presented at the 2009 meeting.  For matters that under Delaware law require the affirmative vote of the holders of a majority of the outstanding shares of our common stock (such as an amendment to our Certificate of Incorporation), broker non-votes would have the effect of “no” votes.

How will my shares be voted on the matters planned to be presented at the 2009 meeting?

You may vote your shares in your discretion either by proxy or in person at the meeting.  If you vote by proxy, your shares will be voted as indicated in your properly completed proxy.  If you do not indicate how your shares should be voted on one or more matters, the shares represented by your proxy will be voted as recommended by the Board of Directors.  If you are the stockholder of record and you do not return a proxy card or attend the meeting, your shares will not be voted.

Will my shares be voted if I do not sign and return my proxy card?

They could be.  If your shares are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee may either use its discretion to vote your shares on “routine matters” (such as the election of directors and ratification of auditors) or leave your shares unvoted.  For any “non-routine matters” presented at the meeting, your broker, bank or other nominee will not be able to vote on such matters without instructions.  We encourage you to provide instructions to your broker, bank or other nominee by completing the instruction card or proxy that it sent to you.  This will ensure that your shares are voted at the 2009 meeting as you direct.

What can I do if I change my mind after I complete a proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of the revocation of your proxy to Par’s Secretary;

•	Voting a revised proxy card after the date of the prior proxy; or

•	Voting in person at the 2009 meeting.

Attendance by a stockholder at the 2009 meeting does not alone serve to revoke a proxy.

The latest dated, properly completed proxy that you submit will count as your vote.  Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by Par’s Secretary at our address prior to the date of the 2009 meeting.  If your shares are held in street name, you must contact your bank, broker or other nominee and follow its procedures for changing your voting instructions.  You may also vote in person at the meeting, provided, if your shares are held in street name, that you obtain a legal proxy from you broker, bank or other nominee as described above in the answer to “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

How can I attend the 2009 meeting?

Admission to the meeting is limited to Par’s stockholders who are eligible to vote or their authorized representatives.  If you are a stockholder of record and wish to attend the meeting, tear off and bring the top half of your proxy card and a photo ID to present for admission into the meeting.

If your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting, you must bring other proof of ownership, such as an account statement, that clearly shows that you held our common stock on the Record Date, or a legal proxy obtained from your bank, broker or other nominee.  You must also bring a photo ID.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Who will count the vote?

Par will appoint one or more inspectors of election to conduct the voting at the meeting.  Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their ability.  The inspectors will ascertain the number of shares of common stock outstanding, determine the shares present at the meeting for quorum and voting purposes and the validity of proxies and ballots, count all proxies and ballots and perform certain other duties as required by Delaware law.  The inspectors will tabulate the number of votes cast for, against or withheld as to, as well as the number of abstentions and broker non-votes in respect of, all proposals submitted at the meeting.

How much will this proxy solicitation cost and who pays it?

Par has retained and will pay Innisfree M&A Incorporated to assist it in the distribution and solicitation of proxies.  Solicitations of proxies will be made principally by mail and may, additionally, be made by directors, officers and other employees of Par personally and/or via telephone, facsimile, electronic mail or other means of communication.  Our directors, officers and other employees will not receive any additional compensation, but may be reimbursed for any reasonable out-of-pocket expenses that they incur, in connection with such solicitations.  We will, upon request, reimburse brokers, custodians, nominees and fiduciaries for their out-of-pocket and clerical expenses incurred in transmitting proxies and related materials to beneficial owners.  We believe that the total cost of distributing and soliciting proxies will not be material to Par.

When are stockholder proposals due for the 2010 Annual Meeting?

Any proposal that is intended to be presented by any stockholder for action at the 2010 Annual Meeting of Stockholders must be received in writing by Par’s Secretary no later than December 29, 2009 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting.

Under Par’s Bylaws, advance notice of stockholder nominations for the election of directors must be delivered personally to, or mailed to and received by, Par’s Secretary at the address indicated above, not less than 20 nor more than 60 days prior to the 2010 Annual Meeting date; however, in the event that less than 30 days’ prior notice or public disclosure of the 2010 Annual Meeting date is given or made to the stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or such public disclosure was made.

In addition, if we do not receive written notice by March 14, 2010 of a matter proposed to be submitted for stockholders’ vote at the 2010 Annual Meeting of Stockholders, proxies received by members of our management for such meeting may be voted, at the discretion of such members, on any matter(s) that properly come before such meeting, without any discussion of such proposed matter(s) in the proxy statement to be distributed in respect of such meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Director

Par’s Certificate of Incorporation provides that the Board is to be divided into three classes, with the term of office of one class expiring each year.  This year, one Class I director is standing for election.  Par’s Bylaws prescribe that the number of directors constituting the Board shall be not less than three nor more than 13, with the actual number to be set from time to time by resolution of the Board.  At this time, the Board has set such number at six (one in Class I, two in Class II and three in Class III).

Peter S. Knight, a present Class I director, has been nominated for election as Class I director at the meeting.  Mr. Knight was re-elected at the 2006 Annual Meeting of Stockholders.  If Mr. Knight is elected to the Board at the meeting, his term will expire in 2012.  The Board’s succession policy, as set forth in the Corporate Governance Guidelines, was amended in 2008 to require that directors retire at the annual meeting of stockholders after reaching the age of 72, unless such requirement is waived by the Board.  Accordingly, L. William Seidman (age 88), a current Class I director, will retire and not stand for re-election at the 2009 meeting.  As the Board has resolved to reduce the number of directors from 7 to 6, there will now be only one Class I director.  Our Class II directors have terms that expire in 2010 and our Class III directors have terms that expire in 2011.

Upon the expiration of Mr. Seidman’s term as a director and consequently as a member of the Audit Committee, the Nominating-Corporate Governance Committee will recommend to the Board a qualified candidate from among the current independent members of the Board to fill the vacancy on the Audit Committee.  The Nominating Committee is currently evaluating the independence, financial literacy and experience requirements of the current independent members of the Board.

Proxies solicited by this proxy statement will be voted at the meeting in favor of the election of Mr. Knight, as the Class I nominee listed in the accompanying proxy card, unless authority to do so is withheld.  The Board and the Nominating-Corporate Governance Committee have both recommended election of Mr. Knight.  Proxies may not be voted for a greater number of persons than the number of nominees named herein (i.e., one).  Mr. Knight, as Class I nominee, has consented to serve, if elected, as a director of Par and to be named in this proxy statement.  In the unexpected event that he is unable to or will not serve as a director, it is intended that proxies will be voted for the election of a substitute nominee.  Directors are elected by the affirmative vote of a plurality of the shares of our common stock present at the meeting.

The following paragraph sets forth certain information (provided by him) regarding Mr. Knight, the Class I director nominee, and the year in which he first was elected or selected as a director of Par.

Class I

PETER S. KNIGHT (1)(2)	AGE 58	DIRECTOR SINCE 2001

Since August 2004, Mr. Knight has been President of Generation Investment Management U.S. LLP, a London-based investment firm.  From January 2004 to August 2004, and from January 2000 to October 2001, Mr. Knight was the President of Sage Venture Partners, an investment firm.  From November 2001 to December 2003, he was a managing director of MetWest Financial, a Los Angeles-based asset management holding company.  Mr. Knight is a director of Medicis Pharmaceutical Corporation and EntreMed, Inc.

***

The following paragraphs set forth certain information (provided by them) regarding the Class II directors (whose terms expire in 2010), the Class III directors (whose terms expire in 2011), and the years in which each was first elected or selected as a director of Par.

Class II

JOHN D. ABERNATHY (2)(3)	AGE 71	DIRECTOR SINCE 2001

From September 2006 to August 2007, Mr. Abernathy was Chairman of the Board.  From January 1995 until his retirement in May 2004, he was Chief Operating Officer of Patton Boggs LLP, a law firm.  Mr. Abernathy is a director of Sterling Construction Company, Inc., a civil construction company, and Neuro-Hitech, Inc., a specialty pharmaceutical company focused on developing, marketing and distributing branded and generic pharmaceutical products primarily in the cough and cold markets.

MELVIN SHAROKY (1)(3)(4)	AGE 58	DIRECTOR SINCE 2007

From January 2002 to March 2007, Dr. Sharoky was the President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a research and development pharmaceutical company that markets Eldepryl® for the treatment of patients with late-stage Parkinson’s disease and Emsam® for major depressive disorder.  Dr. Sharoky also served as President of Somerset from July 1995 to June 2001 and has been a consultant to Somerset since his retirement from that company in March 2007.  Dr. Sharoky also serves on the board of directors of Insmed Corporation, a biopharmaceutical company.

Class III

PATRICK G. LEPORE (4)	AGE 54	DIRECTOR SINCE 2006

In August 2007, Mr. LePore was named Chairman of the Board.  Since September 2006, Mr. LePore has been the President and Chief Executive Officer of both the Company and Par Pharmaceutical, Inc., the Company’s wholly owned and principal operating subsidiary.  From 2002 to 2005, Mr. LePore was President of the healthcare marketing group at Cardinal Health, Inc.  From 1984 until 2002, he was with BLP Group Companies, ultimately as Chairman, President and Chief Executive Officer, which was sold to Cardinal Health in 2002.  From 2005 until September 2006, Mr. LePore was a member of a number of non-profit and for-profit boards.

RONALD M. NORDMANN (1)(3)(4)	AGE 67	DIRECTOR SINCE 2001

Since October 2000, Mr. Nordmann has been Co-President of Global Health Associates, LLC, a provider of consulting services to the pharmaceutical and financial services industries.  From January 2000 to October 2000, Mr. Nordmann was a private investor. Mr. Nordmann is a trustee of The Johns Hopkins University.

JOSEPH E. SMITH (4)	AGE 70	DIRECTOR SINCE 2004

In August 2007, Mr. Smith was named Lead Director of the Board.  For more than the past five years, Mr. Smith has been a retired executive.  Since September 2000, he has been a director of HLTH Corporation (formerly Emdeon Corporation).  Mr. Smith serves on the Board of Trustees of the International Longevity Center, a non-profit organization.

(1)	Member of the Compensation and Management Development Committee of the Board
(2)	Member of the Audit Committee of the Board
(3)	Member of the Nominating-Corporate Governance Committee of the Board
(4)	Member of the Corporate Development Review Committee of the Board

The Board unanimously recommends a vote “FOR” the election of Mr. Knight as a Class I director.

PROPOSAL 2:

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as Par’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and, as a matter of good corporate governance, we are submitting our selection to a stockholder vote.  In the event that the Audit Committee’s selection of an independent registered public accounting firm is not ratified by the stockholders, the Audit Committee will review its future selection of an independent registered public accounting firm.  Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Par’s independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Par and our stockholders.

A representative of Deloitte & Touche is expected to attend the 2009 meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

The fees payable for services provided by Deloitte & Touche to Par in fiscal years 2008 and 2007 were separately approved by the Audit Committee in accordance with the Sarbanes-Oxley Act of 2002 and were as follows:

	2008	2007
Audit Fees	$2,012,668	$2,542,330
Audit-Related Fees	240,000	—
Tax Fees	94,469	—
All Other Fees	—	—
Total Fees	$2,347,137	$2,542,330

Audit Fees.  Represents fees for professional services rendered by Deloitte & Touche with respect to the audit of our annual consolidated financial statements and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, services associated with Section 404 of the Sarbanes-Oxley Act relating to internal control over financial reporting, services associated with the process of restating certain of the financial information included in Par’s originally-filed Annual Reports on Form 10-K for the year ended December 31, 2005 and the year ended December 31, 2006, and in our originally-filed Quarterly Report on Form 10-Q for the quarter ended April 1, 2006, and assistance provided in reviewing documents filed by Par with the Securities and Exchange Commission.

Audit-Related Fees.  Represents fees for professional services rendered by Deloitte & Touche for due diligence related to planned acquisitions.

Tax Fees.  Represents fees for professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning.

The Audit Committee has adopted a written policy that requires the advance approval of all audit, audit-related, tax and other services performed by our independent auditors.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless a specific service has been previously pre-approved with respect to a given year, the Audit Committee must approve such service before the independent auditors may be engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services so long as the Chairman reports any such decisions to the Audit Committee at its next regularly scheduled meeting.

The Audit Committee approved, in advance, all audit and tax services provided for a fee by Deloitte & Touche in fiscal years 2008 and 2007.  The Audit Committee will continue to pre-approve all audit and non-audit services provided to us by our auditors in compliance with the Sarbanes-Oxley Act.  The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche was compatible with maintaining its independence and determined that the nature and substance of the non-audit services did not impair the status of Deloitte & Touche as our independent auditors.

Assuming a quorum exists at the meeting, the ratification of the selection of Deloitte & Touche will be approved upon the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, at the meeting.

The Board unanimously recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as Par’s auditors for fiscal year 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board and Committee Membership

The Board met eleven times during 2008, and the independent directors met twice without any of our officers present.  During 2008, each current director attended at least 75% of the aggregate meetings of the Board and the Committees of the Board to which each was assigned.

The Board has established four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating-Corporate Governance Committee and the Corporate Development Review Committee.

We encourage all directors and nominees to attend the 2009 meeting of our stockholders.  All members of the Board attended our last annual meeting of stockholders, held on May 20, 2008.

The table below sets forth the current members of each committee as of April 1, 2009, and the number of Board and committee meetings held in 2008.  The Board held four regularly scheduled meetings in 2008 and the remaining seven were special meetings.

Name of Director	Board	Audit	Compensation	Nominating	Corporate Development Review
John D. Abernathy	Member	Chairman		Member
Patrick G. LePore	Chairman				Member
Peter S. Knight	Member	Member	Member
Ronald M. Nordmann	Member		Member	Chairman	Member
L. William Seidman	Member	Member
Melvin Sharoky	Member		Chairman	Member	Member
Joseph E. Smith	Member*				Chairman
Total meetings in 2008	11	4	5	3	3

*	Mr. Smith has been designated Lead Director

Lead Director

The Lead Director is designated as such by the independent directors to preside at all executive sessions of independent directors, to represent their interests to management, and to function as a liaison with management.  In addition, the Lead Director reviews the schedule for Board and Committee meetings in advance with the Chairman and management.  The Lead Director reviews the agenda for each Board meeting and has the opportunity to request such changes as he deems appropriate to ensure that the interests and requirements of the independent directors are properly addressed.  The independent directors meet at least twice a year without members of our management being present.

Committees

The responsibilities of committee are set forth in written charters, which are reviewed annually by the committee and, where appropriate, the Board.  All of the committee charters are available on Par’s website at www.parpharm.com/investors/management.jsp.

The members and principal responsibilities of each committee are as follows:

Audit Committee

The Audit Committee is currently composed of Messrs. Abernathy (Chairman), Knight and Seidman.  The Audit Committee reviews Par’s financial statements, our compliance with legal and regulatory requirements, and the qualifications, independence and performance of our independent auditors.  In addition, the Audit Committee: (i) reviews the results of the annual audit with management and Par’s independent auditors; (ii) reviews with financial management and Par’s independent auditors significant financial reporting issues and practices, any changes in accounting principles and disclosure practices; (iii) reviews the proposed scope of the annual audit and approves the audit fees to be paid in connection with the annual audit; (iv) discusses the adequacy and effectiveness of our internal controls over financial reporting with the independent auditors and our financial and accounting staff; (v) assists the Board in monitoring the integrity of Par’s financial statements and its systems of internal control over financial reporting, as well as management’s report; (vi) inquires of management and our independent auditors concerning significant risks or exposures and assesses the steps that management has taken to minimize such risks and exposures to Par; and (vii) reviews annually the adequacy of its Charter and the functions and independence of the Audit Committee.

The Audit Committee is governed by Par’s Audit Committee Charter, a copy of which is attached to this proxy statement as Appendix A.  The Charter is also posted at www.parpharm.com/investors/management.jsp and is available in print to any stockholder of Par upon written request.  The Board has determined that all of its Audit Committee members meet the independence, financial literacy and experience requirements of the NYSE and the applicable rules and regulations of the SEC.  The Board has determined that Mr. Abernathy satisfies the requirements for an “audit committee financial expert” and has designated him as our audit committee financial expert.  None of the Committee members serves on the audit committee of more than three public companies.

Compensation and Management Development Committee

The Compensation Committee is currently composed of Dr. Sharoky (Chairman) and Messrs. Knight and Nordmann, each of whom the Board has determined meets the independence requirements of the NYSE.  The Compensation Committee sets and approves salary and bonus levels for our executive officers and administers our long term incentive programs (such as the 1990 stock incentive plan, the 2000 performance equity plan, and the 2004 performance equity plan) and the annual incentive program.  The Compensation Committee administers and has the responsibility for the granting of stock options, restricted stock awards and other awards under such plans.  In addition, the Compensation Committee oversees plans for management development and succession.  The Compensation Committee is governed by Par’s Compensation and

Management Development Committee Charter, which is provided on Par’s website at www.parpharm.com/investors/management.jsp and is available in print to any stockholder of Par upon written request.

Nominating-Corporate Governance Committee

The Nominating Committee is currently composed of Messrs. Nordmann (Chairman) and Abernathy and Dr. Sharoky, each of whom the Board has determined meets the independence requirements of the NYSE.  The Nominating Committee recommends nominees for annual election to the Board and to fill any vacancies (and newly-created directorships) on the Board.  In addition, the Nominating Committee considers any recommendations made by stockholders of persons to be nominated as directors.  During 2008, we did not receive any recommendations from our stockholders of persons to be nominated as directors.  The Nominating Committee has recommended the nominee, Mr. Knight, for election as a Class I director.

The Nominating Committee is governed by Par’s Nominating-Corporate Governance Committee Charter.  This Charter sets forth various corporate governance issues and principles, including the recommendation process for nominees to the Board and its committees, and provides independence standards for members of the Board and our committees that meet the requirements of the NYSE.  The Nominating-Corporate Governance Committee Charter is provided on Par’s website at www.parpharm.com/investors/management.jsp and is available in print to any stockholder of Par upon written request.

The Nominating Committee is responsible for identifying and recommending to the Board qualified candidates for Board membership, based principally on the following criteria:

•	judgment, character, expertise, skills, experience and knowledge useful to the oversight of Par’s business;
•	diversity of viewpoints, backgrounds, experiences and other relevant demographic factors;
•	business or other relevant experience; and
•
the extent to which the interplay of the candidate’s expertise, skills, experience and knowledge with those of other Board members will help to build a Board that is more effective, collegial and responsive to the needs of Par and our stockholders.

The Nominating Committee, in connection with its current search for qualified candidates, also considers the diversity of its candidates and candidates that have industry experience or qualifications in one or more of the following areas:

•	Generic pharmaceutical executive
•	Brand or biotech executive
•	General management experience:
-   Supply chain
-   Manufacturing
-   Active pharmaceutical ingredient sourcing
-   Distribution
•	Third-party payor executives (pharmaceutical benefits manager)
•	Finance executive
•	Other diversity of experience for consideration include business, education, government, law,technology, regulatory compliance, medicine and science

When considering candidates for election (or re-election) to the Board, the Nominating Committee considers the entirety of a candidate’s credentials and background and does not impose any specific minimum qualifications that must be met by the candidate.  However, the members of the Nominating Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflicts of interest that interfere with his or her performance as a director.

The Nominating Committee will consider potential nominees for the Board forwarded to it from any reasonable source, including stockholder recommendations.  The Nominating Committee has the authority, under its Charter, to hire and pay fees to consultants and search firms in order to assist it in the process of identifying and evaluating candidates.  The Nominating Committee did not engage any consultants in 2008.

The procedures governing stockholder nominations of persons to serve as directors are set forth in our Bylaws.  Stockholders wishing to submit nominations must notify us at our principal executive offices, located at 300 Tice Boulevard, Woodcliff Lake, NJ 07677.  In order to be considered by the Nominating Committee, nominations must be in writing and addressed to our Secretary and received by us on or before the deadline set forth earlier in this proxy statement in the section entitled “When are stockholder proposals due for the 2010 Annual Meeting?” under “Questions and Answers About the Annual Meeting.”  The Nominating Committee evaluates each candidate, including Board incumbents, based on the same criteria.  After a candidate has been contacted and agreed to being considered as a nominee, the Nominating Committee will review the candidate’s résumé and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and Par.

Corporate Development Review Committee (formerly Corporate Strategy Committee)

The Corporate Development Review Committee is currently composed of Messrs. Smith (Chairman), LePore and Nordmann and Dr. Sharoky.  The Corporate Development Review Committee reviews and provides guidance to our management and serves as a conduit between management and the Board with respect to the ongoing development and implementation of Par’s business goals, strategies and long-term initiatives, including strategic considerations in the allocation of corporate resources. The Corporate Development Review Committee is governed by its Charter, which is provided on Par’s website at www.parpharm.com/investors/management.jsp and is available in print to any stockholder of Par upon written request.

Communications with the Board and its Audit Committee

Stockholders, employees and other interested persons who so wish may communicate directly with the full Board, the Chairman of the Board or specified individual directors by directing such communications in writing to us at our principal executive offices, Attention: Assistant to the Chief Executive Officer.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, including by members of the Board and its Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in our Whistleblowing Policy, which Policy also is provided on Par’s website at www.parpharm.com/investors/management.jsp and is available in print to any stockholder of Par upon written request.

Governance Principles

In order to help promote the effective functioning of the Board and its committees and the interests of our stockholders, and to ensure a common set of expectations as to how the Board, its committees, individual directors and Par’s management should perform their functions, the Board adopted in October 2003 and amended in February 2008 the Par Pharmaceutical Companies, Inc. Corporate Governance Guidelines.  The Corporate Governance Guidelines address, among other things, Board responsibilities, responsibilities of the committees of the Board, executive sessions of non-management directors, selection of nominees for our directors, director succession, expectations for directors and annual self-evaluations of the Board and its committees.  The Corporate Governance Guidelines are provided on Par’s website at

www.parpharm.com/investors/management.jsp and are available in print to any stockholder of Par upon written request.

Code of Ethics

We require compliance with our Code of Ethics by our officers, employees and directors and compliance with the Code of Conduct for the officers, employees and directors of all of our subsidiaries.  The Code of Ethics and the Code of Conduct have been designed to ensure that our business is conducted in a legal and ethical manner. The Codes form the foundation of a comprehensive process that principally includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a belief in the integrity of the employees of Par and our subsidiaries. Our policies and procedures cover several areas of professional conduct, including employment policies, conflicts of interest, intellectual property matters and the protection of confidential information, as well as the adherence to all laws and regulations applicable to our business and operations.  Additionally, the Code of Ethics is intended to focus the Board and its individual members on areas of ethical risk, help directors recognize and address ethical issues, provide procedures to report unethical conduct and foster a culture of honesty and accountability.

A copy of our Code of Ethics is provided on Par’s website at www.parpharm.com/investors/management.jsp and is available in print to any stockholder of Par upon written request.  We will disclose any future amendments to, or waivers from, certain provisions of the Code of Ethics for officers and directors on our website within two business days following such amendment or waiver.

Director Independence Standards

Pursuant to our Corporate Governance Guidelines, we apply the director independence standards contained in the NYSE corporate listing standards. The NYSE corporate listing standards require that a majority of directors at any time must be independent, and for a director to be considered an “independent director,” the Board must annually determine that he or she has no material relationship with Par (either directly or as a partner, stockholder or officer of an organization that has such a relationship with Par).  Additionally, the existence of any of the following situations would preclude a director from being independent:

•
Within the last three years, the director was employed by Par, or received more than $120,000 in direct compensation during any 12-month period (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service) from Par.

•
Within the last three years, an immediate family member of the director was employed as an executive officer by Par, or received more than $120,000 in direct compensation during any 12-month period (other than director and committee fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service) from Par.

•	The director or an immediate family member is a current partner or employee of a firm that is Par’s external auditor.

•	The director has an immediate family member who is a current employee of Par’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice.

•	Within the last three years, the director or an immediate family member was (but no longer is) a partner or employee of Par’s external auditor and personally worked on Par’s audit within that time.

•
Within the last three years, a Par executive officer was on the compensation committee of the board of directors of a company that employed Par’s director as an executive officer or that employed an immediate family member of the director as an executive officer.

•
The director is a current employee, or the director’s immediate family member is a current executive officer, of a company that has made payments to Par or received payments from Par for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has determined that each of our current directors, with the exception of Mr. LePore, our Chairman, President and Chief Executive Officer, is independent.

In connection with its determination of whether each director is independent, the Board considered the following as part of its annual review of director independence:

•
Dr. Sharoky owns a minor amount of the capital stock of Pentech Pharmaceuticals, Inc., a company with which we have a commercial relationship and with which we had litigation in the United States District Court for the Northern District of Illinois (which was subsequently settled).  The Board reviewed the matter and determined that Dr. Sharoky’s minor stock ownership in Pentech was immaterial and would not affect his independence as a director.

•
Mr. Knight is a director of Medicis Corporation, a third party partner of Par.  The Board reviewed and evaluated our relationship with Medicis Corporation and determined that the relationship did not affect Mr. Knight’s independence as a director.

Additionally, each member of the Audit Committee is independent under the NYSE independence standards, as well as under the rules of the SEC, which preclude any member of the Audit Committee deemed to be independent from:

•
accepting directly or indirectly any consulting, advisory or other compensatory fee from Par or any of our subsidiaries (excluding, unless applicable listing criteria provide otherwise, receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with us, provided that such compensation is not contingent in any way on continued service); or

•	being an affiliated person of Par or any of our subsidiaries.

In addition, each member of the Compensation Committee is independent under the NYSE independence standards and under the requirements of the Internal Revenue Code and the rules of the SEC, which require each member deemed independent to be both a “non-employee director” and an “outside director.”  A non-employee director is a director who:

•	is not currently an officer or employee of Par or of a parent or subsidiary of Par;

•
does not receive compensation in excess of the amount that would be required to be disclosed under item 404(a) of SEC Regulation S-K (currently $120,000), either directly or indirectly, from Par or a parent or subsidiary of Par, for services rendered as a consultant or in any capacity other than as a director;

•	does not possess an interest in any other related person transaction for which disclosure would be required under Item 404(a) of SEC Regulation S-K; and

•	is not engaged in a business relationship for which disclosure would be required under Item 404(b) of SEC Regulation S-K.

An outside director is a director who:

•	is not a current employee of Par;

•	is not a former employee of Par who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

•	has not, at any time, been an officer of Par or of a current affiliate of Par; and

•
does not receive remuneration from us, either directly or indirectly, in any capacity other than as a director.  For this purpose, remuneration includes any payment (other than certain de minimis remuneration) in exchange for goods or services received, directly or indirectly, by the director personally or by any entity in which the director has a beneficial ownership interest of greater than 50%.

Certain Relationships and Related Transactions

We have a commercial relationship with Alfacell Corporation.  Lawrence A. Kenyon, our Executive Vice President, Finance, and since March 9, 2009, our Chief Financial Officer, previously worked for Alfacell in various positions as executive Vice President, Chief Financial Officer, Corporate Secretary and Chief Operating Officer, and previously served as a member of the board of directors of Alfacell.

Our commercial relationship with Alfacell is an exclusive licensing agreement pursuant to which we acquired the commercialization rights in the United States for Onconase® (ranpirnase), which is still in the development stage for the treatment of unresectable malignant mesothelioma.  After some unfavorable results from a Phase III clinical trial, the future development of Onconase® is unclear until Alfacell secures additional funding.  We do not have an obligation to provide Alfacell with any additional funding.

Review and Approval or Ratification of Transactions with Related Persons

We currently do not have any formal policies or procedures for the review, approval or ratification of transactions with related persons.  Instead, related party transactions are reviewed on an ad hoc basis as they arise.  Related party transactions are identified by the directors themselves and may be identified by management pursuant to a director notification policy that we implemented in November 2006.  Pursuant to this policy, we maintain a list of companies and other organizations with which each director has a relationship and a list of our significant customers, suppliers and service providers.  Directors are required to inform our Secretary prior to accepting a new position, such as a position as a corporate director or officer of a business, a director of a charitable or non-profit organization, or a position affiliated with a law firm or audit firm that provides services to us or to our significant suppliers, customers, service providers or competitors.  This will permit us to review the lines of business of the other company, or to monitor the level of contributions to charitable organizations, to assure that no conflict exists between the companies and to evaluate our business relationship, if any, with the other company.  This notification policy was implemented by the Board in order to evaluate whether a position that a director proposes to take may affect his or her independence.  Such notifications will also alert us about related party transactions so that the Audit Committee may review them, as appropriate.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is, or was ever, an officer or employee of Par or any of our subsidiaries, nor did any of the Compensation Committee members have any relationship requiring disclosure by us under any subsection of Item 404 of Regulation S-K promulgated by the SEC.  During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board.

AUDIT COMMITTEE REPORT

Our management is responsible for preparing Par’s financial statements and establishing reporting systems and internal controls over financial reporting.  Management also is responsible for reporting on the effectiveness of our internal control over financial reporting.  Our independent auditors, Deloitte & Touche, are responsible for performing an independent audit of Par’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board generally accepted in the United States and issuing a report on these financial statements.  As provided in the Audit Committee Charter, the Audit Committee’s responsibilities include the oversight of these processes.  As part of its oversight responsibilities, the Audit Committee periodically met with both our management and Deloitte & Touche, with and without management present, to discuss the adequacy and effectiveness of our internal controls over financial reporting and the quality of its financial reporting processes.

In this context, before we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC, the Audit Committee reviewed and discussed the audited financial statements with our management and our independent auditors; the Audit Committee discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SEC Rule 207, as such may have been modified or supplemented; the Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as such may have been modified or supplemented, and discussed with Par’s independent auditors such independent auditors’ independence; and, based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in Par’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

AUDIT COMMITTEE: John D. Abernathy (Chairman) Peter S. Knight L. William Seidman

DIRECTOR COMPENSATION

Directors who are also our employees (and of any of our subsidiaries) receive no additional remuneration for serving as directors or members of committees of the Board.  All directors are entitled to reimbursement for out-of-pocket expenses incurred by them in connection with their attendance at Board and committee meetings.  The following describes the annual compensation for non-employee directors for fiscal 2008.

Cash Compensation

Annual Board retainer	$50,000
Lead Director	35,000
Audit Committee retainer	10,000
Audit Committee Chairmanship	15,000
Committee retainer	5,000
Committee Chairmanship	10,000

Pursuant to the directors’ stock and deferred fee plan, non-employee directors may elect to have up to 100% of their annual retainer fees and committee membership retainer fees treated as deferred stock units, which units are to be converted into shares of our common stock and distributed to such director within 180 days after his retirement from the Board.  The deferred units are converted into shares of our common stock at the fair market value of such stock as of the date of conversion.

Equity Grant

Under the directors’ stock and deferred fee plan, directors receive an annual grant on the earlier of:  (a) the date on which our stockholders elect directors at an annual meeting of stockholders or any adjournment thereof, (b) the date in January of each year on which the first meeting of the Compensation Committee occurs or (c) the last business day of January of such fiscal year.  Pursuant to our directors’ plan, on January 7, 2008, each non-employee director received an annual grant of 4,406 restricted stock units, which is equal to the number of shares of our common stock having an aggregate fair market value on the date of grant equal to $100,000.

Restricted stock units are credited to the director’s stock account and are not issued or otherwise distributed as actual shares to the director until the director’s retirement from the Board.  Similar to the deferred stock units described above, we will issue or otherwise distribute the shares within 180 days after a director’s retirement.

The following table sets forth the total 2008 compensation of each our directors (who are not also a Par employee) who earned director compensation in 2008:

Name	Fees Earned or Paid in Cash(1)(2) ($)	Stock Awards(3)(4) ($)	Option Awards ($)	Total ($)
John D. Abernathy	70,000	162,210	0	232,210
Peter S. Knight	0	228,198	0	228,198
Ronald M. Nordmann	70,000	162,210	0	232,210
L. William Seidman	60,000	162,210	0	222,210
Joseph E. Smith	0	269,070	0	269,070
Melvin Sharoky	0	184,869	0	184,869

(1)	Fees earned in cash by Messrs. Knight and Smith and Dr. Sharoky were deferred, at their election, into stock units and are reflected in the column entitled “Stock Awards.”

(2)	Includes cash retainer, meeting fees and committee chairman fees.

(3)
On January 7, 2008, each director who is not an employee received 4,406 restricted stock units, or RSUs, that are to be distributed only upon termination of the services of the director.  The grant date fair value of each RSU was $22.70.  Dollar values represent the expense recognized for financial statement purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R.  The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)
On a quarterly basis during 2008, Messrs. Knight and Smith and Dr. Sharoky deferred compensation they earned in cash into stock units, or SUs, that are to be distributed only upon termination of the services of the director.  Dollar values represent the expense recognized for financial statement purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R.  The grant date fair value of each SU grant was $23.83 per share on January 2, 2008 for the first quarter, $17.91 per share on April 1, 2008 for the second quarter, $15.89 per share on July 1, 2008 for the third quarter, and $12.26 per share on October 1, 2008 for the fourth quarter of 2008.  The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the persons who are known by us to own beneficially more than 5% of our common stock, based solely upon filings made by such persons with the SEC as of April 1, 2009, on Schedule 13G (and any amendment(s) thereto) pursuant to Section 13(d) or (g) of the Securities Exchange Act of 1934, as amended (or the Exchange Act), and, where believed by us to foster the accuracy of such information, upon filings made by such persons as of April 1, 2009, on Schedule 13F pursuant to Section 13(f) of the Exchange Act.  Pursuant to rules promulgated under the Exchange Act, a person is deemed to be a beneficial owner of an equity security if such person has or shares the power to vote or to direct the voting of such security or to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  In general, a person is deemed to be a beneficial owner of any equity security that such person has the right to acquire within 60 days of a determination date.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock
Deerfield Capital, L.P.(2) Deerfield Partners, L.P. Deerfield Management Company, L.P. Deerfield International Limited James E. Flynn	3,704,416	10.74%
OrbiMed Advisors LLC(3) OrbiMed Capital LLC Samuel D. Isaly	2,864,000	8.30%
Barclays Global Investors, NA(4) Barclays Global Fund Advisors	2,605,073	7.55%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)
The business address of James E. Flynn, Deerfield Capital, L.P, Deerfield Partners, L.P and Deerfield Management Company, L.P. is 780 Third Avenue, 37th Floor, New York, NY 10017.  The business address of Deerfield International Limited is c/o Bisys Management, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands.  Deerfield Capital, L.P. is the general partner of Deerfield Partners, L.P. James E. Flynn is the managing member of the general partner of Deerfield Capital, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield International Limited.  James E. Flynn is the managing member of the general partner of Deerfield Management Company, L.P.  Each of the entities is deemed to be the beneficial owner, and shares voting and dispositive power, of shares of our common stock, as follows:  Deerfield Capital, L.P. - 1,355,787 or 3.93%; Deerfield Partners, L.P. – 1,355,787 or 3.93%; Deerfield Management Company, L.P. – 2,348,629 or 6.81%; and James E. Flynn – 3,704,416 or 10.74%.

(3)
The business address of OrbiMed Advisors LLC, OrbiMed Capital LLC and Samuel D. Isaly is 767 Third Avenue, 30th Floor, New York, NY 10017.  OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisors and Mr. Isaly is a control person thereof, as such terms are defined under the Exchange Act.  OrbiMed Advisors LLC, OrbiMed Capital LLC and Mr. Isaly hold 8.30% (4.07% in the case of OrbiMed Advisors LLC and 4.23% in the case of OrbiMed Capital LLC) of our common stock on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such securities.  OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares on behalf of Caduceus Capital Master Fund Limited (255,000 shares), Caduceus Capital II, L.P. (260,000 shares), UBS Eucalyptus Fund, LLC (236,000 shares), PW Eucalyptus Fund, Ltd. (18,000 shares), Summer Street Life Sciences Hedge Fund Investors LLC (90,000 shares), Eaton Vance Worldwide Health Sciences (877,200 shares) Eaton Vance Emerald Worldwide Health Sciences (13,800), Eaton Vance Variable Trust (12,200 shares), and Stichting Pensioenfonds ABP (517,600 shares). As noted in their Schedule 13G/A dated December 31, 2008, Mr. Isaly has shared voting and dispositive power of 2,864,000 shares of our common stock; OrbiMed Advisors LLC has shared voting and dispositive power of 1,403,400 shares, and OrbiMed Capital LLC has shared voting and dispositive power of 1,460,600 shares.

(4)
The business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.  The business address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH.  The business address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220.  Barclays Global Investors, NA, a bank as defined under the Exchange Act, is the beneficial owner of 961,575 shares, or 2.79%, of our common stock, and has the sole power to vote 828,225 shares and sole dispositive power of 961,575 of such shares.  Barclays Global Fund Advisors, an Investment Advisor in accordance with the Exchange Act, is the beneficial owner of 1,621,428 shares, or 4.70% of our common stock, and has the sole power to vote 1,228,717 shares and sole dispositive power of 1,621,428 of such shares.  Barclays Global Investors, Ltd., a non-U.S. institution in accordance with the Exchange Act, is the beneficial owner of 22,060 shares, or 0.06% of our common stock, and has sole dispositive power of such shares.  Barclays Global Investors Australia Limited, a non-U.S. institution in accordance with the Exchange Act, is the beneficial owner of 10 shares, or 0.0% of our common stock, and has sole dispositive power of such shares.

Security Ownership of Directors and Management

The following table sets forth, as of April 1, 2009, the beneficial ownership of our common stock by: (i) our current directors, including Mr. Knight, the nominee named in this proxy statement, (ii) each of the Named Executives, set forth in the “Executive Compensation” section of this proxy statement, and (iii) all of our current directors and current executive officers as a group.   The following table has been compiled based solely upon the information furnished to us by the foregoing persons.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  Percentages are based on 34,756,588 shares of our common stock outstanding as of April 1, 2009.

Name of Beneficial Owner	Shares Owned	Exercisable Stock Options	Restricted Stock(1)	Deferred/ Restricted Stock Units(2)	Total		Percentage of Class
Patrick G. LePore(3) (4)	70,004	100,600	180,449	2,500	353,553	(5)	1.0%
Thomas J. Haughey(4)	55,744	66,547	100,922	—	223,213		*
Paul V. Campanelli(4)	38,614	83,317	96,964	—	218,895		*
John A. MacPhee(4)	46,695	59,559	95,562	—	201,816		*
Joseph E. Smith(3)	70,000	20,000	—	24,451	114,451		*
Peter S. Knight(3)	3,500	60,000	—	21,146	84,646		*
John D. Abernathy(3)	11,500	59,500	—	10,031	81,031		*
Ronald M. Nordmann(3)	4,000	60,000	—	10,031	74,031		*
Veronica A. Lubatkin(4) (6)	50,606	22,100	—	—	72,706		*
Gerard A. Martino(4) (6)	—	66,000	—	—	66,000		*
Dr. Melvin A. Sharoky(3)	20,000	5,000	—	11,459	36,459		*
L. William Seidman(3)	1,000	25,000	—	10,031	36,031		*
All current directors and current executive officers as a group (11 persons)(7)	321,663	539,523	473,897	89,649	1,424,126		4.0%

*	Less than 1%

(1)	Holders of restricted shares of common stock granted under our performance equity plan have current voting rights, even though such shares may not vest on or before June 1, 2009.

(2)
Deferred/Restricted Stock Units issued under the directors’ stock and deferred fee plan are credited to each director’s stock account and are not issued or otherwise distributed as actual shares of common stock to the director until the director’s retirement from the Board.  Directors do not have voting rights with respect to the units until the actual shares are distributed, even though such units may be vested on or before June 1, 2009.

(3)	A current director of Par.

(4)	A “Named Executive,” as defined in the “Executive Compensation” section of this proxy statement.

(5)
Includes 15,000 shares held by Park Street Investors, L.P., a Delaware limited partnership.  The General Partner of Park Street Investors, L.P. is Park Street Investment Corporation (“PSIC”), a Delaware corporation, of which Mr. LePore and his spouse are officers and directors, and together they own a majority of the outstanding stock of PSIC.  Also includes 15,000 shares held by the Patrick LePore Revocable Trust of 2002, of which Mr. LePore is the Grantor, Trustee and beneficiary.

(6)	Mr. Martino and Ms. Lubatkin are no longer employed by Par.

(7)	Includes Messrs. LePore, Haughey, MacPhee, Smith, Knight, Abernathy, Nordmann, Seidman, Campanelli, Lawrence A. Kenyon, and Dr. Sharoky.

For the purposes of the above table, the business address of each of our directors and Named Executives is c/o Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In response to a stockholder proposal, we are providing our stockholders with the right to cast an advisory vote at our Annual Meeting of Stockholders on our 2008 executive compensation program and policies for the Named Executives, as described in the following Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive compensation (together with the accompanying narrative disclosure).

We believe that our compensation policies and procedures are centered on a “pay for performance” culture and are strongly aligned with the long-term interests of our stockholders.

This proposal, commonly know as a “Say on Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our 2008 executive compensation programs and policies for Named Executives through the following resolution:

Resolved, that the stockholders approve Par’s 2008 executive compensation programs and policies for the Named Executives, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive compensation (together with the accompanying narrative disclosure) in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our Named Executives.  Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangements of any of our Named Executives.  Because your vote is advisory, it will not be binding on the Board of Directors.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board unanimously recommends a vote “FOR” the approval of Par’s 2008 executive compensation programs and policies for the Named Executives.

EXECUTIVE COMPENSATION

Officers

Our executive officers are:

• Patrick G. LePore	Chairman, Chief Executive Officer and President
• Lawrence A. Kenyon	Executive Vice President and Chief Financial Officer
• Thomas J. Haughey	Executive Vice President, Chief Administration Officer, General Counsel and Secretary
• Paul V. Campanelli	Executive Vice President
• John A. MacPhee	Executive Vice President

Mr. LePore, age 54, has served as President and Chief Executive Officer since September 2006 and as a director since May 2006.  He was named Chairman of the Board in August 2007.  From 2002 to 2005, Mr. LePore was President of the healthcare marketing group at Cardinal Health, Inc.  From 1984 until 2002, he was with BLP Group Companies, ultimately as Chairman, President and Chief Executive Officer, which was sold to Cardinal Health in 2002.  From 2005 until September 2006, Mr. LePore was a member of a number of non-profit and for-profit boards.

Mr. Kenyon, age 44, became Executive Vice President, Finance on December 15, 2008, and assumed the role of Executive Vice President and Chief Financial Officer as of March 9, 2009.  Prior to joining Par, Mr. Kenyon served as Chief Operating Officer (since November 2007) and as Executive Vice President, Chief Financial Officer and Corporate Secretary (since January 2007) of Alfacell Corporation.  Mr. Kenyon also served as a member of the board of directors of Alfacell.  Through February 17, 2009, Mr. Kenyon also acted as President, Chief Financial Officer and Corporate Secretary of Alfacell.  Prior to joining Alfacell, Mr. Kenyon served as Executive Vice President, Chief Financial Officer and Corporate Secretary at NeoPharm, Inc., a publicly traded biopharmaceutical company, from 2000 until 2006.

Mr. Haughey, age 45, has served as Executive Vice President since 2006 and as General Counsel and Secretary since 2003.  He was named Chief Administration Officer in October 2008.  Prior to joining Par, Mr. Haughey had served for more than five years as Legal Director of Licensing in the Law Department of Schering-Plough Corporation.

Mr. Campanelli, age 47, has served as Executive Vice President of Par and as President, Generic Products Division of Par Pharmaceutical, since February 2007.  He was Executive Vice President, Business Development and Licensing of Par Pharmaceutical from September 2006 to March 2007.  Mr. Campanelli also served as Par Pharmaceutical’s Senior Vice President, Business Development and Licensing, from 2004 to 2006, and as Vice President, Business Development, from 2002 to 2004.

Mr. MacPhee, age 41, has served as Executive Vice President of Par and as President, Strativa Pharmaceuticals, the proprietary products division of Par Pharmaceutical, since October 2005.  He was Par Pharmaceutical’s Senior Vice President, Branded Marketing and Sales, from January 2005 to October 2005.  Prior to joining Par, Mr. MacPhee had served as Vice President, Marketing (in 2004) and Assistant Vice President, Marketing (from 2001 to 2003) at Forest Pharmaceuticals, Inc.

The executive officers of Par Pharmaceutical, our wholly owned and principal operating subsidiary, are Mr. LePore as Chief Executive Officer and President, Mr. Kenyon as Executive Vice President and Chief Financial Officer, Mr. Haughey as Executive Vice President, Chief Administration Officer, General Counsel and Secretary, Mr. Campanelli as President, Generic Products Division, and Mr. MacPhee as President, Strativa Pharmaceuticals.  The executive officers of Kali Laboratories, Inc., a wholly owned subsidiary acquired by Par in 2004, are Mr. LePore as Chairman of the Board and Mr. Haughey as General Counsel and Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	our compensation philosophy and policies regarding executive compensation;

•	our compensation-setting process;

•	the components of our executive compensation program; and

•	our 2008 compensation decisions.

Throughout this “Compensation Discussion and Analysis” section, the terms “we,” “our” and the “Compensation Committee” refer to the Compensation and Management Development Committee of Par’s Board of Directors.  As more fully detailed in the Committee’s charter, located at www.parpharm.com/investors/management.jsp, we oversee Par’s compensation program by

•	assisting the Board in decisions involving compensation and development of Par’s executive officers;

•	evaluating and approving management compensation plans, policies and programs;

•	approving stock-based awards to employees, including stock options and restricted stock awards;

•	overseeing plans for management development and succession; and

•	providing our analysis of executive compensation for inclusion in Par’s proxy statement.

We use the term “executive” to refer generally to the participants of the various compensation programs discussed below.  The capitalized term “Named Executives” refers to the following executive officers whose compensation is required to be reported in the Summary Compensation Table on page 41:

• Patrick G. LePore	Chairman, Chief Executive Officer and President
• Veronica A. Lubatkin	Executive Vice President and Chief Financial Officer*
• Gerard A. Martino	Executive Vice President and Chief Operating Officer†
• Thomas J. Haughey	Executive Vice President, Chief Administration Officer, General Counsel and Secretary‡
• Paul V. Campanelli	Executive Vice President and President, Generic Products Division
• John A. MacPhee	Executive Vice President and President, Strativa Pharmaceuticals

*
Ms. Lubatkin served as Executive Vice President and Chief Financial Officer during 2008.  Par and Ms. Lubatkin agreed to terminate the employment term under her employment agreement on December 31, 2008, but Ms. Lubatkin agreed to continue as an employee of Par and to fulfill her role as Executive Vice President and Chief Financial Officer through March 6, 2009.

†	Mr. Martino served as Executive Vice President and Chief Operating Officer until October 14, 2008, and his employment with Par terminated effective January 1, 2009.

‡	Mr. Haughey was appointed Chief Administration Officer in October 2008.

Highlights of Certain 2008 Compensation Decisions Tied to Business Events

Because we anticipated, correctly, that 2008 would be a particularly challenging year, we made the following executive compensation decisions in accordance with our “pay for performance” philosophy:

•	Executive base salaries for 2008 were frozen at 2007 levels

•	No executive bonuses were paid under our 2008 annual incentive program

•
A performance standard was incorporated into our 2008 long term incentive program, with a substantial portion of an executive’s equity award consisting of restricted stock shares that do not vest unless Par achieves specific total stockholder return goals, both at an absolute minimum threshold and relative to peer group performance, over a three-year period

In October 2008, we initiated a restructuring and resizing of our generic products division as part of an ongoing strategic assessment of our businesses.  In connection with these changes, we made special retention awards to certain key executives who are accountable for configuring our restructuring, to assure continuity of the management team responsible for executing the restructuring and to tie their compensation opportunity to the results of the change.

These decisions are described in more detail in the discussion that follows.

Compensation Philosophy and Policies Regarding Executive Compensation

Par operates in a competitive and highly volatile industry.  Our overall compensation goal is to provide competitive levels of total compensation necessary to attract and retain talented executives.  Our executive compensation program is guided by a “pay for performance” philosophy intended to align executives’ interests with our stockholders’ interests.  To this end, we provide a substantial portion of executives’ overall compensation opportunity in the form of an annual incentive bonus, which is subject to the achievement of Par’s business objectives and individual performance goals that contribute to Par’s performance.  We also provide a substantial portion of executives’ overall compensation opportunity under our long-term incentive program in the form of restricted stock awards and other equity compensation, the value of which is directly tied to our stock performance.  We believe that these components of our compensation program reflect our “pay for performance” philosophy and motivate executives to contribute to Par’s financial success both in the immediate year and over the long term.

The following principles influence and guide our compensation decisions:

Compensation Should Attract and Retain Qualified Executives

Our compensation strategy is driven by the need to recruit, motivate, and retain key talented individuals in the industry.  We evaluate performance and compensation for key positions annually to ensure that compensation provided to those executives remains competitive relative to organizations against which Par competes for talent.

Compensation Should Reflect a “Pay for Performance” Philosophy by Focusing on Results and Strategic Objectives

We believe that a substantial portion of executive pay should be tied directly to Par’s strategic business and financial plan, and that our compensation programs in the aggregate should offer an opportunity for greater monetary reward for achieving or exceeding performance targets.  In accordance with this “pay for performance” philosophy, our annual incentive program is intended to focus executives on the attainment of key short-term goals that position Par to achieve its long-range strategic objectives.  Our long-term incentive program is designed to encourage executives to achieve performance excellence and attain Par’s long-term goals and objectives by aligning their interests with those of our stockholders through equity ownership.

Compensation Should Reflect Accountability and Achievement

We believe that compensation should reflect an individual’s level of accountability and responsibility within the organization, as this recognizes that an incumbent’s influence over end results will rise with greater accountability.  Thus, the greater a position’s level of responsibility and influence over the success of the organization, the greater the potential for reward when performance objectives are achieved.  Consistent with this philosophy:

•
Total reward opportunity is higher for individuals with greater responsibility and greater ability to influence Par’s performance.  An executive’s overall level of compensation should reflect his or her importance to the organization and ability to affect stockholder value.

•	Compensation should also correlate to each position’s relative value and contribution to the organization in comparison to other positions within the company.

•	As position and responsibility increase, a greater portion of the executive’s cash compensation opportunity is based on Par’s performance and is thus “at risk.” See “Compensation Mix” on page 35.

•
Long-term incentive compensation opportunity (that is, equity-based compensation) is higher for persons with higher levels of responsibility, delivering a significant portion of total compensation opportunity dependent on long-term stock price appreciation and total stockholder return.  See “Compensation Mix” on page 35.

Compensation Decisions Should Reflect Stockholder Interests

We believe that our compensation decisions should take into consideration matters of concern to our stockholders.  In 2008, we made several changes to our executive compensation program in response to recent stockholder resolutions and reflective of stockholder interests, including:

•
We incorporated a performance standard into our long term incentive program for 2008 to make our compensation program more performance sensitive and better aligned with stockholder interests.  Under this program, up to two-thirds of an executive’s potential award consists of performance-contingent restricted shares of stock.  Vesting of these restricted shares is contingent upon Par’s achieving specific total stockholder return goals, both at an absolute minimum threshold and relative to peer group performance.  See “Long-Term Incentive” on page 33.

•
As of December 31, 2008, our performance equity plan provides for claw-backs of vested equity awards if a participant violates covenants relating to confidentiality, non-solicitation, or non-disparagement.  See “Certain Changes for 2009” on page 40.  In addition, our performance equity plan provides us with a right of recovery in the event that a financial restatement is necessary due to an officer’s intentional misconduct or gross negligence.

•
We amended employment agreements with our Named Executives to (i) eliminate accelerated equity vesting for equity awards granted after December 31, 2008, if the executive’s employment is terminated without cause for poor performance, and (ii) reduce the post-termination exercise period of options from 24 months to three months in the event of termination without cause or Par’s material breach of the employment agreement.  See “Certain Changes for 2009” on page 40.

•
We updated our peer group based on changes from the previous year to ensure that our compensation decisions and financial performance targets are measured against companies similar to Par in size and type of business.  See “Competitive Compensation Practices” on page 29.

•
We are instituting in this proxy statement a non-binding stockholder vote on our executive compensation practices (commonly known as “Say on Pay”).  See “Proposal 3: Advisory (Non-Binding) Vote on Executive Compensation” on page 20.

Executives Should Also Be Owners of Par

To further align the interests of our executives with our stockholder interests, we have established targets of minimum stock ownership that we encourage our executives at the vice president level and above to attain and maintain.  We believe that executives are more motivated to contribute to Par’s financial success when they hold a meaningful stake in our stock performance.  These “Executive Stock Ownership Guidelines” tie minimum stock ownership targets to the level of each executive’s base salary.  The guidelines provide specified ownership targets for these executives to attain incrementally after one, three and five year periods, as follows:

Executive Stock Ownership Guidelines
	Fair Market Value of Shares Held, as a Multiple of Base Salary*
Position	As of 12/31 of Year One		As of 12/31 of Year Three		As of 12/31 of Year Five
Chairman/CEO	1.5	x	4	x	7	x
Officers	1	x	2.5	x	4	x
Executive Vice Presidents	1	x	2.5	x	4	x
Vice Presidents/Senior Vice Presidents	0.5	x	1.5	x	2.5	x

* Includes vested and unvested restricted shares, but does not include stock options.

The target number of shares is calculated by multiplying the executive’s base salary by the applicable “multiple” from the table above, and dividing the result by the average closing price of our common stock during the preceding year.  The target is higher for more senior positions, because we believe that individuals with higher levels of responsibility should demonstrate a greater commitment to our long-term financial performance.  For executives who were serving at a level of vice president or above when we adopted the guidelines in 2004, we assess ownership levels on December 31st of the one, three and five full-year periods following adoption of the guidelines.  For other executives, we assess ownership levels on December 31st of the one, three and five full-year periods following commencement of their employment at a level of vice president or above.

As of December 31, 2008, each of the Named Executives has attained his or her share ownership target based on position and length of service, as demonstrated in the following table:

Name / Position	Years of Service	Multiple from Table	Base Pay at 12/31/08	Base Pay x Multiple	Share Ownership Target*	Shares Actually Held

Patrick G. LePore (Chairman/CEO)	2	1.5	$800,000	$1,200,000	76,239	206,728

Gerard A. Martino (Former Executive Vice President/Officer)	2	1	$470,000	$470,000	29,860	109,054

Veronica A. Lubatkin (Executive Vice President/Officer)	2	1	$340,000	$340,000	21,601	50,606

Thomas J. Haughey (Executive Vice President/Officer)	5	4	$350,000	$1,400,000	88,945	176,675

Paul V. Campanelli (Executive Vice President/Officer)	5	4	$350,000	$1,400,000	88,945	152,428

John A. MacPhee (Executive Vice President/Officer)	3	2.5	$350,000	$875,000	55,591	156,432

*	The product of (Base Pay x Multiple) divided by $15.74, which is the 12 Month average of all 2008 daily closing prices

Policy with Regard to Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, Par’s ability to deduct compensation paid to its Chief Executive Officer or an executive officer among the three most highly compensated executive officers (other than the Chief Financial Officer) for the taxable year is generally limited to $1 million annually.  This limitation does not apply to “performance-based” compensation if certain conditions are satisfied.  Par seeks to preserve the federal income tax-deductibility of compensation that it pays to its executive officers.  In this regard, we have taken a number of actions, including the adoption of incentive compensation plans that are designed to qualify as performance-based compensation under Section 162(m), to preserve the deductibility of annual incentive, long-term performance, performance-contingent restricted stock and stock option awards.  Notwithstanding this general policy, we retain the authority to authorize compensation arrangements under which not all compensation paid to covered individuals would be tax-deductible, if we believe that such payments are in the best interests of both Par and its stockholders.

Accounting Considerations with Regard to Compensation Practices

We review on an on-going basis Par’s compensation programs and the impact of such compensation programs on our financial statements, including the accounting treatment of equity-based compensation.

The Compensation-Setting Process

A Year-Round Process

Our compensation planning process, including evaluation of management performance and consideration of the business environment, is a year-round process.  Each year, the Compensation Committee reviews all elements of compensation.  Compensation decisions are designed to promote our fundamental business objectives and strategies which, in turn, drive long-term stockholder value.

Management’s Role in the Compensation-Setting Process

Management plays a role in the compensation-setting process, other than compensation for the Chief Executive Officer.  The most significant aspects of management’s role are:

•	reviewing and recommending compensation plans;

•	recommending business and individual targets and goals;

•	evaluating employee performance; and

•	recommending salary and bonus levels and long-term incentive awards.

The Chief Executive Officer and Senior Vice President of Human Resources work with our Compensation Committee Chairman in establishing the agenda for Committee meetings and, at the Committee’s request, participate in Committee meetings to provide compensation recommendations as to our executives (other than themselves).  At the request of the Committee, management works with outside consultants retained by the Committee to provide data for our review and analysis of the various components of compensation in comparison with our peer group companies and other market data.

Periodic Evaluation

The Compensation Committee meets at the beginning of each year to:

•	review and evaluate employee incentive plans;

•	determine the bonus payouts under the prior year’s annual incentive program;

•	review performance milestones and strategic objectives for the annual incentive program for the upcoming year;

•
review management recommendations for our long-term incentive program for the upcoming year (which consist of various equity awards, such as stock options and restricted stock under our performance equity plan);

•	establish the allocation of shares of our common stock to be reserved for equity awards to newly-hired employees under the performance equity plan for the upcoming year;

•	ratify grants under our directors’ stock and deferred fee plan;

•	review the Chief Executive Officer’s achievement of the prior year’s goals and set objectives for the current year; and

•	address any other matters that require the attention of the Committee.

Also, we meet annually to:

•	review our Committee Charter;

•	make recommendations, if necessary, to update Committee objectives and policies;

•	perform our self-evaluations and the Committee evaluation;

•	review independent director compensation; and

•	review and approve our analysis of executive compensation for inclusion in Par’s proxy statement.

Other tasks of the Committee include reviewing and evaluating Par’s succession plan, monitoring executive development plans, and insuring our adherence with our compensation philosophy for all executives.  All of these responsibilities are executed against the ever changing backdrop of variations in market conditions, changes in business focus and stockholder resolutions.  The Compensation Committee held a total of five meetings during 2008.

Employment Agreements

We normally enter into employment agreements with our Named Executives in order to attract a high level of talent to Par and, equally important to Par’s success, to retain key executives to execute our business strategies.  We believe that retention of our Named Executives into the near future is imperative due to Par’s changing business strategy over the past several years and the key personnel changes that we have experienced since 2006.  We believe it is critical to our future success to retain key individuals to ensure successful delivery of our shift in business strategy.  In addition, volatility in the industry resulting from consolidation and increased foreign competition heightens our need to attract, retain and motivate a group of executives with a suitable talent pool.

At the same time, we are mindful that employment agreements should not be used as a vehicle to award excessive compensation or to guarantee ongoing benefits in the absence of suitable performance.  Accordingly, none of our employment agreements provide for guaranteed or recurring base salary increases or cash or equity-based incentives regardless of performance, and base salaries may be increased only at the discretion of the Committee.  We conduct ongoing evaluations of various employment agreement terms to ensure that they reflect best industry practices and good corporate governance.  For example, we recently amended employment agreements with our Named Executives to eliminate accelerated equity vesting in certain circumstances and to modify the post-termination exercise period of options in certain circumstances.  See “Certain Changes for 2009” on page 40 below.  We made these changes because we recognize the need to align our employment agreements and programs with stockolder interests.  We view this as an ongoing process, and we are committed to continue to review our employment agreements as existing agreements come to term to assess the necessity of renewing employment agreements and to make appropriate changes.  A more detailed description of our employment agreements appears under “Employment Agreements with Named Executives” on page 46 below.

Compensation Consultants

The Compensation Committee Charter grants the Committee the authority to retain and terminate compensation consultants and approve their fees and other retention terms.  These consultants report directly to the Compensation Committee.  In 2008, we retained the services of the compensation consulting firm, Buck Consultants, to assist us in our review of Par’s compensation practices.  Buck Consultants provided us with market data with respect to compensation levels and practices, compared Par’s compensation practices to industry standards and trends, and made recommendations to the Committee regarding the level and structure of compensation for Par’s Chief Executive Officer and other executives in light of the goals of our compensation philosophy.  In addition, during 2008, Buck Consultants assisted us in the review, evaluation and updating of our peer group companies and in the development of our 2008 long-term incentive program.  Buck Consultants was retained by and answerable to the Committee and has not engaged in any other material work for Par.

Competitive Compensation Practices

We recognize that our compensation arrangements must be reasonable and competitive in the marketplace in order to attract and retain highly-qualified executives to lead the organization.  Accordingly, we review market compensation practices for similar positions at comparable companies to help us establish the compensation levels for our executives, including the Named Executives.  We determine the “market” compensation for similar positions using a blend of data from two sources prepared by our outside compensation consultants: (1) compilations of compensation data from the proxy statements of our “peer group” companies, and (2) industry compensation surveys, both published and proprietary.

Our “peer group” is a group of generic and specialty pharmaceutical companies with which we compete for talent and stockholder investment.  The compensation data drawn from the proxy statements of our peer group companies provide a valuable comparison tool derived from our most direct business competitors.  We also utilize compensation survey data from companies in Par’s industry that correspond within a comparable range to Par’s size.  Through the use of surveys, we can match a particular position to positions of comparable responsibilities, rather than to just a title, as found in the proxy materials.  Surveys also typically provide a larger sampling, which minimizes swings in the data in any one year that may occur within the smaller sampling of companies within our peer group.  By drawing on both compensation surveys and proxy data from our peer group companies, we are able to obtain a balanced and robust view of market comparables.

To ensure that our peer group provides an appropriate measure for comparison, we monitor its composition for industry or individual company changes that necessitate any revision.  We used the following criteria to select our peer group companies for 2008:

•	companies with a similar scope of operations as Par;

•	companies of similar size as Par, using primarily the criteria of revenue, with consideration given to the number of employees as well as market capitalization; and

•
companies for which relevant performance and compensation information is publicly available (that is, standalone companies, as opposed to consolidated subsidiaries or divisions of larger corporations).

These criteria set the parameters for identifying the companies against which we primarily compete for talent and stockholder investment.  Using these criteria, our peer group for the 2008 fiscal year consisted of:*

Adams Respiratory Therapeutics	KV Pharmaceutical	Shire
Alpharma	King Pharmaceuticals	Teva Pharmaceutical Industries
Angiotech Pharmaceuticals	Medicis Pharmaceutical	Valeant Pharmaceuticals International
Barr Pharmaceuticals	Mylan	Warner Chilcott
Biovail Corporation	Perrigo Company	Watson Pharmaceuticals
Endo Pharmaceutical Holdings	Sciele Pharma

*
At the time our peer group was updated, it consisted of public companies, although several of the foregoing companies subsequently ceased to be public companies.  Financial results for Angiotech Pharmaceuticals and Teva Pharmaceutical Industries are for performance benchmarking only, and not for compensation benchmarking, as they are foreign corporations.  Although Teva Pharmaceutical Industries is larger than Par, we included it for performance benchmarking because its business focus is similar to Par’s.

For each element of compensation (such as base salary, annual incentive and long term incentive), we compare compensation levels to comparable positions in our market using a blend of data from published industry surveys and our peer group companies.  Our practice is to target base salaries for our executives at the median of the market for comparable positions and to provide a total pay opportunity (including annual incentive and long-term incentive) that can rise to the top quarter of the market to reward superior performance.  We believe that providing base salaries at the median of the market is the minimum level necessary for us to compete for talent with our peer group companies, yet is reasonable from our stockholders’ perspective.  At the same time, providing increased reward potential for exceeding performance targets incentivizes management to achieve important financial and strategic objectives, which in turn benefits our stockholders through increased stock value.  We believe that providing increased reward potential at up to the top quarter of the market affords executives a meaningful incentive, but is not disproportionate to the stockholder value created by exceeding our performance targets.

While these published surveys and peer group information are useful guides for comparative purposes, we believe that a successful compensation program requires the application of judgment and subjective determinations of individual performance, experience level and overall value to the organization.  We also recognize that Par competes for top executive talent with many larger companies that often compensate their executives at higher levels than typical for our peer group companies.  A combination of all these factors forms the basis of management’s compensation recommendations and our compensation decisions and allows us to attract and retain highly-qualified executives to lead the organization.

In 2008, we targeted our Named Executives’ aggregate base salary and annual incentive opportunity at the median of the market for comparable positions, based on industry surveys and peer group company data.  Because we did not pay cash bonuses under our annual incentive program in 2008, as discussed in more detail under “Annual Incentive” on page 31 below, total cash compensation to our Named Executives (that is, base salary plus annual incentive) was below the median of competitive practices in the market.  Long term incentive targets for senior executives in aggregate were set to approximate the 75th percentile of the market for comparable positions, with specific awards varying above or below the 75th percentile based on internal equity considerations and critical retention needs.  Up to two-thirds of each individual’s long-term incentive award is contingent on achieving total stockholder return goals relative to our peer group companies over a three-year performance cycle, as discussed in more detail under “Long-Term Incentive” on page 33 below.

Chief Executive Officer Evaluation Process

We use the Chief Executive Officer’s evaluation process as a means to heighten the Chief Executive Officer’s accountability for performance.  At the beginning of each year, the Compensation Committee and the Chief Executive Officer develop performance objectives and goals for the upcoming year.  The following year, we conduct a review of the Chief Executive Officer’s achievement of those goals and objectives and provide feedback on the Chief Executive Officer’s performance in a private session.  We believe that this process provides a vehicle for a meaningful evaluation of the Chief Executive Officer’s annual performance against established objectives.  The Compensation Committee reviews and sets the Chief Executive Officer’s compensation.  At our discretion, we use outside consultants to assist us in determining whether the Chief Executive Officer’s compensation is aligned to and competitive with market practices for comparable positions.  We establish, evaluate and adjust the Chief Executive Officer’s compensation based on a number of different criteria, including the Chief Executive Officer’s overall impact on the organization, the company’s movement in the right strategic direction, development of the senior leadership team, and continued focus on overall long-term objectives.  We enter into an employment agreement with the Chief Executive Officer to provide Par with a level of assurance with regard to the Chief Executive Officer’s continued service to the company, as discussed under the section entitled “Employment Agreements” above.  We assess such employment agreement terms in consultation with our outside compensation consultants to ensure that key terms are reasonable and in keeping with prevailing industry practices.

Components of Executive Compensation

The key components and objectives of our executive compensation program are:

Component	Objectives and Basis

Base salary	Base cash compensation that is attractive and competitive with salary practices for comparable positions in the market, sufficient to attract and retain highly-qualified employees for key positions

Annual incentive	Annual cash bonus based on the achievement of specific company and individual performance goals, to encourage attainment of key short-term financial and strategic goals that support Par’s long-term performance

Long-term incentive	Awards of stock options, time-vested restricted stock awards and performance-based stock awards:

• stock options and time-vested restricted stock awards to align the interests of executives and stockholders through equity ownership and to encourage employee retention

• performance-based stock awards to encourage contribution to Par’s performance and long-term stock value and further align the interests of executives and stockholders

Traditional employee benefits and executive perquisites	Competitive health, dental, life and disability insurance, 401(k) plan and other traditional employee benefits available to all employees, and reasonable executive perquisites, to attract and retain highly-qualified employees for key positions

Base Salary

Base pay is a critical element of executive compensation because it enables us to recruit and retain key executives.  Base salaries generally are targeted at the median of the market, as explained above under “Competitive Compensation Practices,” and a final determination is made by arm’s-length negotiations with the executive that take into account individual abilities and achievements and the need to recruit and retain qualified individuals in a competitive market.  In determining merit increases to base salaries, we consider the executive’s achievement of his or her annual goals and objectives and other past performance, and competitive salary practices for comparable positions in the market.  We also measure base salary against the executive’s total direct compensation to ensure an appropriate mix of fixed and at-risk compensation.  See “Compensation Mix” on page 35.

In accordance with our “pay for performance” philosophy, we froze 2008 base salaries for our executives, including our Named Executives, at 2007 levels.  We made this determination despite the fact that Par had a very successful year in 2007, because we anticipated that 2008 would be a challenging year for a variety of industry reasons and factors specific to Par.  We believe that this decision reflects our strong commitment to a “pay for performance” culture.

Annual Incentive

Under our annual incentive program, we provide an annual cash bonus opportunity to employees at the senior professional level and above to drive company and individual performance.  Bonus payouts under the program are contingent on the achievement of company financial and strategic goals that are established at the beginning of the year by management under the guidance and ultimate approval of the Compensation

Committee.  In accordance with our “pay for performance” philosophy, no cash bonuses were paid under our annual incentive program for 2008 because Par did not meet its 2008 financial performance goals.

The “target” amount of each executive’s bonus award is set as a percentage of his or her base salary.  As position and responsibility increase, a greater portion of the executive’s overall cash compensation opportunity is sourced from the annual incentive program, subjecting it to the achievement of our performance targets and thus placing it “at risk.”  See “Compensation Mix” on page 35.  Accordingly, we set the target bonus amount in 2008 for Mr. LePore, as the Chief Executive Officer, at 100% of his base salary, while for each of the other Named Executives, we set the target at 50% of his or her base salary.  These percentages were targeted to the median of similar programs for companies in our market analysis, which is consistent with our overall compensation philosophy of targeting compensation at the middle of the market.

The actual bonus amount awarded (if any) varies, depending on the extent of achievement of company and individual performance goals.  The Grants of Plan-Based Awards table on page 43 sets forth the hypothetical bonus awards available to the Named Executives for achieving the minimum or threshold performance target (column c), the “target” bonus award for successful achievement of performance targets (column d), and the maximum bonus award possible for materially exceeding performance targets (column e).  However, we do not follow a strict mathematical formula-based approach for determining the actual bonus awards to each Named Executive.  We may exercise discretion to take into account individual performance and contribution to the achievement of company financial or strategic goals, the correlation of awards to each position’s relative value and contribution to the organization in comparison to other positions within Par, and any other circumstances that we deem important to the determination of bonus awards.

At the beginning of each year, we set performance goals that determine the level of funding of our annual incentive program for that year.  The extent to which we achieve our goals over the course of the year fixes the funding pool from which bonuses may be paid for the year.  In 2008, we set company-related performance goals in two categories: (1) company financial goals, and (2) company strategic and operational goals.  The first component of the bonus funding target, company financial goals, is designed to drive our stock performance in the upcoming year.  In January 2008, we set an earnings target range of $0.65 to $0.85 diluted earnings per share (“EPS”) as Par’s financial goal in 2008 to drive stock performance.  We chose this target based upon our detailed analysis of projected sales, on a product-by-product basis, and expenses, based on annual spending required to achieve our short- and long-term goals.  This range was then presented to the Board, which reviews and approves or modifies the EPS target based on reasonableness and achievability.  In order to motivate superior performance, we set the following range of performance measures at which corresponding portions of this component of the bonus target could be earned:

2008 Annual Incentive Program Financial Targets
Performance Level	EPS Goal	% of Target Award Eligible for Funding
Distinguished	> $0.85	up to 250%
Target	$0.65 - $0.85	100%
Threshold	$0.38 - $0.64	70%
Below Threshold	< $0.38	0%

•	For achieving the EPS target, the program would be funded at 100% of target payout for the portion of the bonus opportunity based on this goal eligibility.

•	For materially outperforming the EPS target, awards could reach up to a maximum of 250% of the portion of the bonus target based on this goal.

•	No payout would be approved for failing to achieve the minimum threshold of the EPS target.

We also may consider other key financial results in determining the financial performance portion of the incentive calculation, which enables us to take into consideration performance results not anticipated in the setting of specific targets.

The second component of the bonus funding target consists of company strategic and operational goals that we determine are important for the long-term growth of the company and increased stockholder value.  We identified a number of strategic and operational goals for 2008 that we believed would be an important contributor to Par’s long-term growth, including:

•	Filing of six to ten first to file ANDAs with the FDA

•	Acquiring commercialization rights to one to two authorized generic products

•	Acquiring commercialization rights to one to two supportive care branded products

•	Filing with the FDA of the NDA for Zensana™ (ondansetron HCl) oral spray

•	Capitalizing on intellectual and operational resources across departments to position the branded pipeline for successful commercialization

•	Implementing a “pay for performance” culture through the introduction of performance driven incentive programs

In 2008, we allocated a sizeable majority (70%) of participants’ bonus opportunity to the achievement of Par’s financial targets, because we are committed to driving year-over-year stockholder return as the primary objective of the annual incentive program.  We also based a portion (30%) of the bonus opportunity on the achievement of company strategic and operational goals, because we believe they are important to position Par to excel in the long term.  We did not set individual performance goals as a funding threshold, because we believe that bonuses should be payable only if we meet company performance goals.  However, assuming company-wide funding goals are achieved and the bonus pool is funded, we consider individual performance in determining the actual bonus amounts to award each participant.  Such individual performance considerations include the achievement of individual performance goals and each individual’s relative contribution to the achievement of company goals.  Individual performance goals are set at the beginning of the year and vary depending on our overall strategic plan initiatives and each executive’s responsibility in helping Par to achieve those initiatives.  For the Named Executives, individual goals in 2008 included the achievement of company financial goals and the company strategic and operational goals that correspond to the individual’s area of responsibility within the company.

The year 2008 proved to be a particularly challenging one for Par, which was further complicated by difficulties in our industry as a whole and adverse economic conditions in general.  While certain strategic/operational goals and individual objectives were achieved in 2008, Par did not achieve its minimum target threshold of $0.38 EPS in 2008.  Consistent with our commitment to our “pay for performance” compensation philosophy, therefore, we did not fund the annual incentive program, and no payouts were made under the program for 2008.

Long-Term Incentive

Equity-based compensation, such as stock options, restricted stock and restricted stock units, is an important element of our compensation program for executives.  We believe that equity-based compensation is the most effective means of aligning executive’s interests with stockholder interests by creating economic incentive for the creation of long-term stockholder value.  Additionally, we believe that equity-based compensation encourages retention of executives, because any unvested portions of such awards are forfeited if an executive voluntarily resigns before an award becomes fully vested.  Recognizing our stockholders’ desire for a “pay for performance” standard in executive compensation, we incorporated a performance component into our 2008 long-term incentive program that conditions a portion of the award of equity compensation on the achievement of company performance targets in comparison with the performance of our peer group companies.

Management submits recommendations to the Committee in the first quarter of each year for annual grants of equity awards to executives.  In setting the annual long-term incentive opportunity for each executive, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, the value of the grants in relation to other elements of total compensation, and competitive compensation practices.  In consultation with management, we also allocate annually a number of shares of our common stock to be used for the grant of stock options and restricted stock under the long-term incentive program to newly-hired employees during the upcoming year.  The authority to allocate and grant awards to newly-hired employees is vested in the Chief Financial Officer and Senior Vice President of Human Resources, subject to the parameters established by the Committee and the terms of our performance equity plan.  This process provides consistency in administration, because all new hire grants are effective upon date of employment.

Objectives of our 2008 long-term incentive program included continuing our focus on the execution of Par’s business strategy, creating sustainable stockholder value, reducing concerns over swings in the price of our common stock, and stabilizing Par’s senior management team and maintaining business continuity in light of executive turnover and reorganization in recent years.  In addition, an important goal of our program in 2008 was to respond to our stockholders’ desire for a “pay for performance” standard in executive compensation by incorporating a performance element based upon defined performance criteria in comparison with our peer group companies.  Accordingly, in 2008 each award consisted of two components: (i) a “performance share award” of restricted stock that vests subject to Par’s performance against total stockholder return goals over a three-year performance cycle in comparison with our peer group companies, and (ii) a “restricted share award” of restricted stock that vests in 25% increments annually on the anniversary date of the award.  We granted a total equity award opportunity to our Named Executives at levels in the top quarter of awards for comparable positions within our market, but with one-half to two-thirds of each award subject to performance vesting, as described below.  For specific amounts awarded to each Named Executive, see columns “i” and “j” of the “Grants of Plan Based Awards” table on page 43.

Performance Share Award.  Vesting of the performance share award, and final determination of the amount of the award, is contingent upon the achievement of total stockholder return goals relative to peer group performance over a three-year period.  “Total stockholder return” means the annualized appreciation in the market price of our common stock, determined using the average stock price for the last three months of 2007 as the starting point (since the grants were made in early 2008) and the average stock price for the last three months of 2010 (that is, three years later) as the ending point.  Our target total stockholder return goal is a measure of our total stockholder return in comparison with the total stockholder returns of our peer group companies over the same period.

	2008 Long-Term Incentive Program Financial Targets
Performance Level	Performance Goal (over a three-year period)	% of Target Award Payable
Distinguished:	Total stockholder return at or above the 75th percentile of total stockholder return for our peer group companies	150%
Target:	Total stockholder return at the median of total stockholder return for our peer group companies	100%
Threshold:	6% annualized total stockholder return	25%
Below Threshold:	Less than 6% annualized total stockholder return	0%

•	The performance share award would vest in full for achieving our target total stockholder return at the median of our peer group performance.

•
For distinguished performance, the award could vest up to 150% of the target award for achieving total stockholder return at or above the 75th percentile of our peer group, meaning one-and-a-half times the “target” number of shares would be awarded.

•
To motivate superior performance, the performance share award would be multiplied by a factor of 1.25 if our three-year total stockholder return exceeds the median of the S&P 400 MidCap stock market index.  For achieving total stockholder return at or above the 75th percentile of our peer group and exceeding the median of the S&P 400 Midcap stock market index, therefore, the performance share award would vest at 187.5% of the target.

•	The performance share award would vest at 25% of the target amount for achieving a minimum threshold of 6% annualized total stockholder return.

•
No award will vest if Par’s performance is below 6% annualized total stockholder return, except by operation of the provisions of employment agreements with certain members of our senior management, including our Named Executives, under specified termination events described under “Potential Payments Upon Involuntary Separation” on page 52.

Restricted share award.  Restricted share awards vest incrementally on an annual basis as a retention incentive.  We believe that retention is an important goal of the long-term incentive program, because Par’s performance, and the performance of our peer group companies, is subject to influences outside of the control of the management team.  We also believe that awarding restricted stock or restricted stock units supplements the retention goal of equity-based compensation in periods when Par’s stock price is volatile and the value of stock options can vary significantly.

In order to create an environment of performance excellence, the ratio of restricted share awards to performance share awards was weighted more heavily toward performance share awards at higher levels of the organization.  Two-thirds of the awards for senior executives, including the Named Executives, were in the form of performance share awards, and therefore subject to Par’s financial performance relative to our peer group.  At least one-half of the awards for other executives are in the form of performance share awards.  We believe that this weighting demonstrates our strong commitment to tying executive compensation to company financial performance.

Compensation Mix

We believe that the mix of fixed versus variable compensation is an important factor in motivating executives to contribute to Par’s financial performance over the short- and long-term and in aligning management interests with stockholder interests.  The more senior the executive, the greater we believe the executive’s cash and equity compensation opportunities should be based on Par’s achieving its short-term performance objectives and increasing its stock value over the long term.  We believe this compensation framework focuses executives on improving financial results and creating value for our stockholders.

In 2008, 58% of target total direct compensation for the Chief Executive Officer was tied to performance through the annual incentive program and the performance share award of the long-term incentive program, and 55% of target total direct compensation for the other Named Executives was tied to performance through the annual incentive program and the performance share award of the long-term incentive program.*  These allocations are illustrated in the following charts, with the darker shaded portions representing the annual incentive award and the performance share award:

*	Does not include the special one-time executive retention equity award to Mr. Haughey, Mr. Campanelli and Mr. MacPhee discussed on page 39.

2008 Target Total Direct Compensation

We believe that these allocations provided an appropriate mix of fixed, contingent, and performance-based compensation for our Named Executives by conditioning receipt of 55% to 58% of total direct compensation on meeting performance goals, and tying 40% to 60% of total direct compensation to our stock price, thereby aligning Named Executives’ interests with our stockholders’ interests.

Traditional Employee Benefits and Executive Perquisites

We maintain broad-based benefits programs for all eligible employees, including health insurance, life and disability insurance and dental insurance, to remain competitive in the marketplace and enable us to attract and retain quality employees.  For the same reasons, Par maintains a 401(k) plan, which provides a tax-deferred means for employees to save for retirement.  Pursuant to the 401(k) plan, eligible employees, including the Named Executives, are permitted to contribute from 1% to 25% of their compensation to the plan.  Annually, Par contributes an amount equal to 50% of up to 6% of the compensation contributed by the employee.  Contributions to the 401(k) plan are subject to certain limits imposed under the Internal Revenue Code.  Participants of the 401(k) plan become vested with respect to 20% of Par’s contributions for each full year of employment with Par; thus, each annual contribution becomes fully vested after five full years.  This vesting schedule further encourages employee retention.

In addition, we provide our executives with perquisites and other personal benefits that we believe are modest and consistent with our overall compensation program and are intended to enable us to attract and retain highly-qualified employees for key positions.  We periodically review the levels of perquisites and other personal benefits provided to senior executives.  In 2008, perquisites granted to our senior executives included an automobile allowance, supplemental life insurance and disability benefits.  The aggregate incremental cost of the perquisites for any individual Named Executive as reflected in the Summary Compensation Table on page 41 represents less than 5% of each Named Executive’s total annual salary and target bonus incentive, and less than 2% if the value of stock awards is added to the Named Executive’s total annual compensation amount.

Severance and Change of Control

Par also provides its Named Executives with certain benefits upon termination of their employment in various circumstances, as described under “Potential Payments and Rights Upon Termination or Change of Control” on page 49.  The objective of these benefits is to recruit and retain talent in a competitive market, preserve the focus and productivity of management, and, under certain circumstances, alleviate the dislocation resulting from a termination of employment.  Benefits that are provided in the event of a termination following a change of control of Par also are intended to avoid disruption and prevent attrition during a period of uncertainty that arises in the context of actual or rumored change of control situations.  The existence of these arrangements does not play a specific role in our other compensation decisions for our Named Executives.

Considerations for 2008 Chief Executive Officer Compensation

In August 2007, Mr. LePore entered into an employment agreement to replace his one-year employment agreement that was due to expire.  In March 2008, we entered into a new employment agreement with Mr. LePore, which replaced his 2007 employment agreement, in order to comply with recent changes to Section 409A of the Internal Revenue Code and to implement certain other non-material changes.  In light of the fact that we had recently set Mr. LePore’s base salary at $800,000 in August 2007, and in accordance with out decision to not increase base salaries for our other executives in 2008, we did not increase Mr. LePore’s base salary in 2008.

Under his 2007 employment agreement, Mr. LePore was eligible to receive one-half of the equity grant to be considered in 2008.  (The grant was limited to one-half of the usual award because Mr. LePore had just received a grant upon signing his employment agreement in August 2007.)  Accordingly, in the first quarter of 2008, he received a grant of 15,200 restricted shares and 30,861 performance shares pursuant to the 2008 long-term incentive program, which vest as described under “Long Term Incentive” on page 33.  This award represents a grant value of approximately $1 million, which is materially below the market median long-term incentive award for chief executive officers of $3 million, even when taking into account the fact that the award represented one-half of the usual award.

In January 2008, the Committee and Mr. LePore established and set his key objectives for 2008, which included focusing support on the management team and refining and refocusing strategies as needed to drive overall financial results.  While Mr. LePore was successful in achieving many key objectives in 2008, Par did not achieve its financial objectives for 2008, and in light of the challenges likely to be involved in the resizing and restructuring of Par’s business, discussed below under “Special Considerations in 2008 and Certain Changes for 2009,” we determined, in consultation with Mr. LePore, that it was not in the best interests of Par or our stockholders to pay him a bonus under the annual incentive program for 2008 or increase his salary for 2009.  As a result, Mr. LePore’s total direct compensation, consisting of base salary paid, bonus earned, annual incentive program compensation earned, and the grant date fair value of equity awards granted to Mr. LePore in the applicable year, declined substantially from fiscal year 2007 to 2008, from approximately $5.6 million to $1.9 million, as follows:

Chief Executive Officer Compensation	2007	2008
Base salary paid	$715,726	$800,000
Bonus paid	$458,500	—
Non—equity incentive award paid	$800,000	—
Grant date fair value of equity awards	$3,601,014	$1,094,728
Total	$5,575,240	$1,894,728

The amounts in the table above are taken from the Summary Compensation Table on page 41, except the grant date fair value of equity awards, which is set forth in the Grants of Plan-Based Awards table that appears after the Summary Compensation Table in the proxy statement for each year.  The Committee believes that the full grant date fair value of the award for accounting purposes, although still just an estimate, is more representative of the individual’s potential compensation from the award than the annual accounting expense value disclosed in the Summary Compensation Table for equity awards.  In the aggregate, our peer group analysis indicates that Mr. LePore’s total direct compensation is below the market median for that for chief executive officers.

Special Considerations in 2008 and Certain Changes for 2009

A number of events in 2008 caused us to reevaluate certain elements of our compensation program.  As a result, after careful analysis and consideration, we have made certain changes in our compensation program in 2009.

Shift of Par’s Business Focus

The Board and management must continually assess the evolution of Par’s business, its current business model and strategy, and whether a change in focus is warranted in light of the evolving competitive landscape and business conditions in the industry.  In October 2008, the Board, in conjunction with management, announced the restructure and resizing of our generic products division as part of an ongoing strategic assessment of our businesses.  This initiative will enable us to more effectively optimize our current product portfolio and our pipeline of first-to-file and first-to-market products.  The restructuring included significantly reducing our research and development expenses by decreasing our internal research and development expenditures, focusing on completing products currently in development, and trimming our current generic product portfolio to retain only those marketed products that deliver acceptable profit to the company.  At the same time, we continue to invest in Strativa Pharmaceuticals, our proprietary products division.

These actions resulted in a workforce reduction of approximately 190 employees in a two-step process, with approximately 30% of the affected positions in manufacturing, research and development, and general and administrative eliminated by year-end 2008 and the remaining positions by the end of the first half of 2009.  In addition, it was also necessary to reconsider whether our compensation strategy was sufficiently aligned with our changing business strategy and direction.  We considered the following factors:

•	We believe it is important to retain the management team responsible for executing our restructuring and resizing, to ensure continuity during the critical transition period to our new business focus.

•
Due to our restructuring, we determined that the peer group selected for performance evaluation purposes no longer reflects companies with comparable business models to Par’s.  Further, as Par’s business focus shifts over time, the prevailing securities market view of Par will also shift.  Therefore, we believe that our existing peer group is no longer an effective measure of expectations for Par’s performance as we change our strategic direction.

•
We believe that we need to redefine expectations consistent with the challenges facing Par.  During the period that Par is restructuring, it may not be clear what companies are the most appropriate comparisons for evaluating Par’s performance.  As a consequence, we considered shifting long-term incentive awards to an approach that focuses on absolute improvement in value rather than the achievement of specific share return performance targets relative to a peer group.

•
While our stock price did not perform well in absolute terms in 2008, it performed near the median relative to our peer group companies, given unfavorable business conditions in our industry and in the general economy.  Because we believe that our strategy should focus on growing the value of Par, a long-term incentive program that focuses only on relative performance may not align management interests with stockholder interests, nor fully reflect the challenges that Par faces with its refocused business strategy.

After careful deliberation during the last quarter of 2008, the foregoing factors led us to the conclusion that our restructuring and change in business focus merited a compensation strategy shift.  In summary, we believe it is important to retain the management team responsible for executing our restructuring and hold them accountable for ensuring that the change is executed successfully and translates into long-term stockholder value.  Rather than conforming to performance expectations associated with a peer group that no longer represents our business focus, we will direct performance expectations on successful strategy execution and restored value for our stockholders.  Accordingly, we took the following steps:

•
We made special retention awards to the key executives who are accountable for configuring and executing our restructuring.  Our objective was to assure continuity of the management team with the most in-depth understanding of how the restructuring and change in business focus needed to be executed.  Further, we sought to tie the compensation opportunities for these executives to the results of the strategy change.  See “One-Time Executive Retention Equity Awards” below.

•
We concluded that 2009 awards under our long-term incentive program would be allocated in the form of stock options, to reinforce the importance of sustained value creation in absolute terms rather than rather than relative performance improvement.

One-Time Executive Retention Equity Awards

To enhance retention and accountability of those members of the management team who we deem to be vital to the success of our restructuring and transition to our new business focus, we awarded a special one-time equity retention award to certain key executives who are responsible for the mid- and long-term success of the transition.  Three of the Named Executives, Mr. Haughey, Mr. Campanelli and Mr. MacPhee, each received retention awards with an economic value of $1 million, allocated 50% in restricted shares and 50% in stock options.  The value of option grants is directly aligned with our stock performance because options attain intrinsic value only if our stock price increases.  The awards vest on the third anniversary of the grant date, contingent on continuous employment with Par.  In addition, two-thirds of the awards may vest on the second anniversary of the grant date if the closing price of our common stock exceeds $13.19 (representing 120% of the closing price on the grant date) for at least twenty days during the quarter ending December 31, 2010, which we believe firmly reinforces a performance objective coupled with a retention objective.  The grants will be forfeited if employment terminates during the first two years for any reason (except in the event of death or disability in the case of the restricted share award only).

In setting the parameters of these retention grants, we asked our outside consultants to conduct an analysis of other companies who provided special grants in connection with a restructuring, and we designed the awards with regard to both internal retentive value and external reasonableness when compared to practices at such companies.  The awards are equivalent to approximately 50% of each executive’s total unvested equity as of the grant date and 50% of each executive’s 2008 long-term incentive award, to ensure that sufficient value was being delivered to serve as a meaningful retention vehicle.  At the same time, the awards approximate the median of such awards in the sample, when measured as a percentage of total unvested equity and as a percentage of the long-term incentive award in the year of the retention award, and the dollar value of the retention awards at grant date was between the median and 75th percentile of such awards in the sample, which we believe to represent reasonable awards compared to companies that have undergone similar restructurings.

Recent Separation Agreements

During the resizing and restructuring of our business begun in 2008, we entered into separation agreements with Mr. Martino, our former Executive Vice President and Chief Operating Officer, and Ms. Lubatkin, our former Executive Vice President and Chief Financial Officer.  Both Mr. Martino and Ms Lubatkin had previously entered into employment agreements that provided for certain payments upon their separation or termination.  The payments under these separation agreements included severance, extended coverage under medical and life insurance plans and continuation or acceleration of vesting of previously issued equity awards.  We entered into a separation agreement on November 15, 2008 with Mr. Martino in connection with his cessation as an executive officer on October 14, 2008 and his separation from Par effective December 31, 2008.  We entered into a separation and release letter with Ms. Lubatkin on December 23, 2008, which provided for the termination on December 31, 2008 of her employment term under her employment agreement.  Despite the termination of her employment term, Ms. Lubatkin agreed to continue as an employee of Par and to fulfill her role as Executive Vice President and Chief Financial Officer through March 6, 2009.  On March 6, 2009, Ms. Lubatkin and Par entered into a final separation agreement and release, which fully resolved all issues concerning her employment relationship with us and reiterated certain terms contained in the restated separation and release letter dated December 23, 2008.  The terms of these agreements and payments to Mr. Martino and Ms. Lubatkin are discussed under “Named Executives Who Are No Longer Employed by Par” on page 53.

Certain Changes for 2009

In 2008, we amended employment agreements with our senior executives, including the Named Executives, to (i) eliminate accelerated equity vesting for equity awards granted after December 31, 2008, if the executive’s employment is terminated without cause for poor performance, and (ii) reduce the post-termination exercise period of options from 24 months to three months in the event of termination without cause or Par’s material breach.  See “Employment Agreements with Named Executives” on page 46.

In 2008, we amended the agreements under which equity awards are granted under our long-term incentive program.  These changes subject all participants to covenants relating to confidentiality, non-solicitation, and non-disparagement of Par.  In the event of a violation by a participant of any or all of these covenants while employed by us or for a two-year period following termination, we have the right to cancel all outstanding equity awards and recover prior awards paid to the participant within the one-year period before the participant violated the covenants.  In addition, we have a right of recovery against certain of our officers in the event that a financial restatement is necessary due to the officer’s intentional misconduct or gross negligence.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, reviewed and discussed the Compensation Discussion and Analysis set forth above with Par’s management.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Dr. Melvin Sharoky (Chairman)
Peter S. Knight
Ronald M. Nordmann

Executive Compensation

The following table sets forth compensation earned for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 by the individuals who served at any time during 2008 as either our Chief Executive Officer or Chief Financial Officer, the three most highly-compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as such as of December 31, 2008 and who earned over $100,000 in total compensation from Par (and its subsidiaries) during fiscal year 2008, and one former executive officer who would have been one of the three most highly-compensated executive officers if he had been an executive officer as of December 31, 2008 (collectively, the “Named Executives”).  The Company awarded or paid such compensation to all such persons for services rendered by them in all capacities during the 2008 fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Award(1) ($)		Option Award(2) ($)		Non- Equity Incentive Plan Compensa- tion(3) ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)	(h)		(i)
Patrick G. LePore,	2008	800,000		0		1,049,045		704,828		0	23,475	(6)	2,577,348
Chairman, President and	2007	715,726		458,500	(5)	446,903		524,712		800,000	23,475	(6)	2,969,316
Chief Executive Officer(4)	2006	170,449	(4)	0		37,255		99,120		200,000	1,074	(6)	507,898

Gerard A. Martino,	2008	470,000		0		2,259,881	(7)	626,149		0	23,003	(8)	3,379,033
former Executive Vice President	2007	436,635		0		408,060		246,326		350,000	24,600	(8)	1,465,621
and Chief Operating Officer(7)	2006	255,342		115,000	(7)	89,981		161,685		200,000	19,774	(8)	841,782

Veronica A. Lubatkin,	2008	340,000		0		1,564,634	(10)	220,230		0	23,843	(11)	2,181,531
Executive Vice President	2007	317,711		70,000	(9)	213,719		80,579		320,000	20,889	(8)	1,022,898
and Chief Financial Officer(9)	2006	—		—		—		—		—	—		—

Thomas J. Haughey,	2008	350,000		0		1,023,210		255,847		0	22,586	(8)	1,651,643
Executive Vice President,	2007	383,500		0		702,443		329,239	(12)	320,000	22,218	(8)	1,757,400
Chief Administration Officer,	2006	327,808		0		439,312		186,738		150,000	25,459	(8)	1,129,317
General Counsel and Secretary

Paul V. Campanelli,	2008	350,000		0		822,005		186,234		0	22,521	(8)	1,380,760
Executive Vice President;	2007	387,788		0		503,797		213,341	(12)	325,000	22,607	(8)	1,452,533
President, Generic Products Division(13)	2006	—		0		—		—		—	—		—

John A. MacPhee,	2008	350,000		0		761,583		490,432		0	21,862	(14)	1,623,877
Executive Vice President;	2007	366,438		0		450,915		888,927	(12)	320,000	5,985	(14)	2,032,265
President, Strativa Pharmaceuticals	2006	337,500		0		239,832		907,085		85,000	2,362	(14)	1,571,779

(1)
Dollar values represent the expense recognized for financial statement purposes for the year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”).  As such, these amounts include amounts from awards granted in and prior to 2008.  The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
Dollar values represent the expense recognized for financial statement purposes for the year ended December 31, 2008 in accordance with FAS 123R disregarding any estimates of forfeitures relating to service-based vesting conditions, and, therefore, include amounts from awards granted in and prior to 2008.  The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
Consists of amounts paid pursuant to our annual incentive program for 2006 and 2007.   Because we did not meet our targeted financial goals in 2008, no payments were made pursuant to our annual incentive program for 2008.  See the discussion in Annual Incentive, beginning on page 31.

(4)
Mr. LePore has been our President and Chief Executive Officer since September 26, 2006.  Prior to that date, Mr. LePore received director fees in the amount of $29,666 from Par for service as a Board member from May 2006 though September 2006.  Mr. LePore’s 2006 salary figure includes these fees.  Mr. LePore was appointed Chairman of the Board in August 2007.  Mr. LePore’s base salary was increased to $800,000 in August 2007 and remained at that level in 2008.

(5)	Mr. LePore was awarded a partial-year bonus of $458,500 in September 2007 pursuant to his employment agreement.

(6)	Includes payments in (i) 2008 and 2007 for executive life and disability and a car allowance perquisite and (ii) 2006 for a 401(k) match.

(7)
Mr. Martino served as Executive Vice President and Chief Financial Officer from March 2006 until his promotion to Executive Vice President and Chief Operating Officer in June 2007.  Mr. Martino received a $115,000 sign-on bonus in March 2006 pursuant to his employment agreement.  Mr. Martino resigned as an officer, effective October 14, 2008, and terminated as an employee effective January 1, 2009.  In accordance with the terms of his employment agreement, shares of our restricted stock and options granted to Mr. Martino vested as of January 1, 2009 and he will have 24 months from such date in which to exercise the stock options.  See “Named Executives Who Are No Longer Employed by Par” on page 53.

(8)	Includes payments made by us for executive life and disability, 401(k) match, and a car allowance perquisite.

(9)
Ms. Lubatkin received a bonus in 2007 pursuant to the terms of her employment agreement entered into upon her employment as Vice President and Controller of Par Pharmaceutical.  She was promoted to Executive Vice President and Chief Financial Officer of the Company in June 2007.  Ms. Lubatkin was not a “Named Executive” in 2006 and, therefore, her compensation for 2006 is not being reported in this proxy statement.

(10)
Ms. Lubatkin terminated the employment term under her employment agreement with Par on December 31, 2008, but agreed to continue as an employee of Par and to fulfill her role as Executive Vice President and Chief Financial Officer through March 6, 2009.  In accordance with the terms of her employment agreement, shares of our restricted stock and options granted to Ms. Lubatkin vested as of December 31, 2008 and she will have 24 months from such date in which to exercise the stock options.

(11)
Includes payments made by us for executive life and disability, 401(k) match, and a car allowance perquisite.  Does not include a payment of $56,667 in exchange for entering into the separation and release letter agreement dated December 23, 2008 made on March 6, 2009.  See “Named Executives Who Are No Longer Employed by Par” on page 53.

(12)
In November 2007, we announced a tender offer for certain unvested employee stock options having an exercise price in excess of $33.61 per option.  The tender offer was completed in December 2007.  Dollar values include the expense for fiscal years 2008 and 2009 that was accelerated into fiscal year 2007 in accordance with FAS 123R.  For more information regarding this matter, see Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.  Messrs. Haughey, Campanelli and MacPhee each received a one-time cash payment in connection with our repurchase of their unvested eligible stock options of $60,028, $36,021 and $100,795, respectively. These amounts are not included in the respective Named Executive’s Salary set forth in column (c), but were discussed in our proxy statement dated April 1, 2008, set forth in the Option Exercises and Stock Vested table on page 36.

(13)
Mr. Campanelli was promoted to Executive Vice President of Par and President of the Generics Products Division in February 2007.  Mr. Campanelli was not a “Named Executive” prior to 2007 and, therefore, his compensation for 2006 is not being reported in this proxy statement.

(14)	Includes payments in (i) 2008 and 2007 for executive life and disability and a car allowance perquisite and (ii) 2006 for executive life and disability.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to the Named Executives during fiscal year 2008:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of	All Other Option Awards: Number	Exercise or Base	Grant Date Fair Value
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- Mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Shares of Stock or Units(3) (#)	of Securities Underlying Options(3) (#)	Price of Option Awards(4) ($/Sh)	of Stock and Option Awards(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Patrick G. LePore	1/11/2008 1/11/2008				7,715	30,861	57,864	30,861 15,200	—		764,736 329,992
		392,000	800,000	1,640,000
Gerard A. Martino	1/11/2008 1/11/2008				6,558	26,232	49,185	26,232 12,920	—		650,029 280,493
		115,150	235,000	963,500
Veronica A. Lubatkin	1/11/2008 1/11/2008				6,172	24,689	46,292	24,689 12,160	—		611,793 263,994
		83,300	170,000	697,000
Thomas J. Haughey	1/11/2008 1/11/2008 11/18/2008				6,172	24,689	46,292	24,689 12,160 45,496	102,881	10.99	611,793 263,994 1,045,271
		85,750	175,000	717,500
Paul V. Campanelli	1/11/2008 1/11/2008 11/18/2008				6,172	24,689	46,292	24,689 12,160 45,496	102,881	10.99	611,793 263,994 1,045,271
		85,750	175,000	717,500
John A. MacPhee	1/11/2008 1/11/2008 11/18/2008				6,172	24,689	46,292	24,689 12,160 45,496	102,881	10.99	611,793 263,994 1,045,271
		85,750	175,000	717,500

(1)
We provide performance-based annual bonus awards to our executive officers under our annual incentive program administered by the Compensation Committee.  These columns indicate the ranges of possible payouts targeted for 2008 performance for each of the Named Executives.  “Threshold” refers to the minimum amount payable for a certain level of performance under the annual incentive program, whereas “Target” refers to the amount payable if the specified performance target is reached, and “Maximum” refers to the maximum payout possible under the program.  Because we and the Named Executives did not meet our targeted financial goals, no payments were made pursuant to our annual incentive program for 2008, as noted in column (g) of the Summary Compensation Table on page 41.  See the discussion in Annual Incentive, beginning on page 31.

(2)
We provide performance-based restricted stock awards to our executive officers under our long term incentive program administered by the Compensation Committee.  These columns indicate the ranges of possible payouts targeted for 2008 performance awards for each of the Named Executives.  At the “Threshold”, a performance award would vest at 25% of the target amount for achieving a minimum threshold of 6% annualized total stockholder, whereas at the “Target” level a performance share would vest in full for achieving total stockholder return at the median of total stockholder return for our peer group companies, and at “Maximum” a performance award would be multiplied by a factor of 1.25 if our three-year total stockholder return exceeds the median of the S&P 400 MidCap stock market index.  For achieving total stockholder return at or above the 75th percentile of our peer group and exceeding the median of the S&P 400 Midcap stock market index, therefore, the performance share award would vest at 187.5% of the target.  See the discussion in Long-Term Incentive, beginning on page 33.

(3)	Awards granted under our performance equity plan.

(4)	The exercise price of option awards is the closing sale price of our common stock reported for the date of grant on the NYSE. 2008 Option awards vest on the third anniversary of the date of grant.

(5)
Grant date fair value of restricted stock grants is based on the fair market value of our common stock on the respective grant dates in accordance with FAS 123R.  The weighted average per share grant date fair value of all Named Executives’ restricted stock grants was $19.04.  The grant date fair value of stock option grants is based on the Black-Scholes option pricing model on the date of grant, in accordance with FAS 123R.  The weighted average per share fair value of all Named Executives’ stock option grants was $5.30.  For additional discussion on the relevant assumptions used to determine the valuation of stock and option awards, see Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the number of shares of common stock covered by exercisable and unexercisable options and unvested restricted stock and restricted stock units held by the Named Executives at December 31, 2008.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#) (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Patrick G. LePore					141,761	1,901,015
	5,000	—	22.20	5/17/2016
	60,000	60,000	19.26	10/29/2016
	2,800	8,400	24.27	3/21/2017
	30,000	90,000	20.00	8/8/2017
Gerard A. Martino	50,000	—	27.24	12/31/2010	—	—
	16,000	—	24.27	12/31/2010
Veronica A. Lubatkin	15,000	—	27.55	12/31/2010	—	—
	7,100	—	24.27	12/31/2010
Thomas J. Haughey						1,811,235
	35,000	—	69.38	11/23/2013	135,066
	2,500	—	60.85	1/19/2014
	14,951	—	42.14	1/5/2015
	7,496	—	33.62	1/8/2016
	3,300	9,900	24.27	3/21/2017
	0	102,881	10.99	11/17/2018
Paul V. Campanelli					124,523	1,669,853
	15,000	—	34.18	11/18/2011
	7,500	—	28.79	6/11/2012
	18,000	—	31.50	1/12/2010
	23,000	—	60.85	1/19/2014
	8,970	—	42.14	1/5/2015
	4,497	—	33.62	1/8/2016
	3,175	9,525	24.27	3/21/2017
	—	102,881	10.99	11/17/2018
John A. MacPhee					119,859	1,607,309
	45,000	—	42.14	1/5/2015
	9,159	—	33.62	1/8/2016
	2,700	8,100	24.27	3/21/2017
	0	102,881	10.99	11/17/2018

(1)
Unexercisable options vest 25% per year over the course of four years, each on the anniversary of the date of grant, except for the unexercisable options which expire in 2018 which do not vest until November 18, 2010.

(2)	Market value of stock reported is determined by multiplying the closing market price of our common stock at December 31, 2008 by the number of shares of stock.

Option Exercises and Stock Vested

The table below shows the number of shares of common stock acquired by the Named Executives during 2008 upon the exercise of stock options and the vesting of other stock awards.  None of the Named Executives exercised any stock options during 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting* ($)

Patrick G. LePore	35,025	502,878
Gerard A. Martino	104,452	1,446,334
Veronica A. Lubatkin	69,999	961,898
Thomas J. Haughey	25,030	468,574
Paul V. Campanelli	19,118	346,037
John A. MacPhee	17,732	305,162

*	Determined by multiplying the number of shares of our common stock by the market value of the underlying shares on the vesting date.

Non-Qualified Deferred Compensation

We do not maintain a defined contribution plan or any other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2008, information regarding the shares of our common stock authorized for grant under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance

Equity compensation plans approved by stockholders:
2004 Performance Equity Plan (1)	3,719,000	$32.15	5,335,000
1997 Directors Stock Option Plan (2)	240,000	38.60	226,000
1990 Stock Incentive Plan	1,000	4.13	—
Equity compensation plans not approved by stockholders:
2000 Performance Equity Plan (3)	105,000	7.47	110,000
Total	4,065,000	$31.88	5,671,000

(1)
The 2004 Plan totals include prior authorization from our 2001 Performance Equity Plan (which was superseded by the 2004 Plan).  The maximum number of stock options available for future issuance is 5,335,000.  Of the total number of shares available for future grant 539,000 shares are available for the issuance of restricted stock and/or restricted stock units.

(2)	For the 1997 Plan, the indicated total number of securities remaining available for future issuance may be any combination of stock options and restricted stock units.

(3)	For the 2000 Plan the total number of securities available for future issuance includes only stock options.

Pension Benefits

We maintain a retirement savings plan, which is  intended to be qualified under Section 401(a) and (k) of the Internal Revenue Code (the “401(k) plan”), pursuant to which eligible employees, including the Named Executives, are permitted to contribute from 1% to 25% of their compensation to the 401(k) plan.  We typically contribute an amount equal to 50% of up to 6% of the compensation contributed by the employee.  In connection with making matching contributions under the 401(k) plan, we incurred expenses of $1,300,000 in 2008.  Participants of the 401(k) plan become vested with respect to 20% of our contributions for each year of employment with Par and thus become fully vested after five full years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The section below describes the payments that may be made to our Named Executives upon their separation or termination, assuming such events were to occur during the fiscal year 2008, pursuant to individual agreements or in connection with a change of control.

Employment Agreements with Named Executives

Par has entered into employment agreements with Messrs. LePore, Haughey, Campanelli and MacPhee, to provide Par with a level of assurance with regard to their continued service, as discussed in “Employment Agreements” on page 28 above.  We previously had employment agreements in place with Mr. Martino and Ms. Lubatkin, and in connection with the termination of their employment we have entered into severance agreements with them.  After reviewing the terms of our existing employment agreements with Messrs. LePore, Haughey, Campanelli and MacPhee, in early 2009, we decided to limit the circumstances in which our executives would be entitled to an acceleration of vesting of equity awards in the event that we decided to terminate their employment without cause.  Previously, if any of our executives were terminated without cause, the vesting of all of the affected individual’s unvested equity awards would accelerate, and the individual would have 24 months to exercise his or her equity awards.  We amended our employment agreements with Messrs. LePore, Haughey, Campanelli and MacPhee to provide that, if employment is terminated without cause for poor performance, any unvested equity award granted after December 31, 2008 would not accelerate.  (See the definition of “poor performance” on page 49 below.)  Additionally, we reduced the time period within which any option awards could be exercised, from 24 months to three months.  Our assessment of our employment agreement arrangements is an ongoing process that is subject to the terms of existing agreements, and we are committed to further assess and make appropriate changes as agreements come to term.  We have ensured that none of our employment agreements provide for guaranteed or recurring base salary increases or cash or equity-based incentives regardless of performance.  Base salary for our Chief Executive Officer and other executive officers may be increased only at the discretion of the Committee, as demonstrated by the fact that no increases were approved in 2008.

The discussion below relates to the executives’ employment agreements in effect on December 31, 2008.  For a summary of the severance terms and conditions under the employment agreements for the Named Executives, and the terms of the severance agreements entered into with former Named Executives as well as the amounts that are or could be payable to the Named Executives upon termination of employment or a change of control of Par, see the discussion beginning on page 49.

Terms of LePore Employment Agreement

Mr. LePore, who has been a director of Par since May 18, 2006, was appointed as our President and Chief Executive Officer on September 26, 2006.  In August 2007, we entered into an employment agreement with Mr. LePore, which was amended on March 4, 2008, in order to comply with changes to Section 409A of the Internal Revenue Code and make certain other non-material changes.  Pursuant to Mr. LePore’s agreement, he continues to hold the positions of President and Chief Executive Officer through August 2010, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by us or Mr. LePore).  Mr. LePore’s compensation consists of an annual base salary of $800,000, subject to annual review and increase at the Board’s discretion, and he is eligible for annual bonuses (in a target amount equal to 100% of his annual base salary) based on performance criteria to be determined by the Board, including his performance and Par’s performance and financial condition.  In connection with his employment, Mr. LePore is entitled to participate commensurate with his title and position in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Option and stock awards granted to Mr. LePore in 2008 under our long-term incentive plan are described in the Grants of Plan-Based Awards table on page 43.  Additionally, while Mr. LePore is employed by us, we are obligated to pay the premiums on a $3,000,000 term life insurance policy for the benefit of his estate.

Terms of Martino Employment Agreement

Par had entered into a three-year employment agreement dated March 4, 2008 with Mr. Martino, our former Executive Vice President and Chief Operating Officer, for an annual base salary of $470,000, subject to increases at the discretion of the Board.  This agreement replaced his previous employment agreement dated June 26, 2007, in order to comply with changes to Section 409A of the Internal Revenue Code and make certain other non-material changes.  Mr. Martino was eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board at its discretion, and to participate commensurate with his title and position in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Stock awards granted to Mr. Martino in 2008 under our long-term incentive program are described in the Grants of Plan-Based Awards table on page 43.  In addition, while Mr. Martino was employed by us, we were obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.  See “Named Executives Who Are No Longer Employed by Par” on page 53.

Terms of Lubatkin Employment Agreement

Par had entered into three-year employment agreement dated March 3, 2008 with Ms. Lubatkin, our former Executive Vice President and Chief Financial Officer, for an annual base salary of $340,000, subject to increases at the discretion of the Board.  This agreement replaced her previous employment agreement dated June 29, 2007, in order to comply with changes to Section 409A of the Internal Revenue Code and make certain other non-material changes.  Ms. Lubatkin was eligible for annual bonuses (with a target amount equal to 50% of her annual base salary), determined by the Board in its discretion, and to participate commensurate with her title and position in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Stock awards granted to Ms. Lubatkin in 2008 under our long-term incentive program are described in the Grants of Plan-Based Awards table on page 43.  In addition, while Ms. Lubatkin was employed by us, we were obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of her estate.  See “Named Executives Who Are No Longer Employed by Par” on page 53.

Terms of Haughey Employment Agreement

Par entered into a three-year employment agreement dated March 4, 2008 with Mr. Haughey that replaced his previous employment agreement dated September 15, 2005.  Pursuant to the agreement, Mr. Haughey continues to hold the positions of Vice President, General Counsel and Secretary of Par for an initial three-year term, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by either Par or Mr. Haughey).  Mr. Haughey received an annual base salary of $350,000 in 2008, subject to review and increase at the Board’s discretion.  Mr. Haughey is eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate commensurate with his title and position in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Stock awards granted to Mr. Haughey in 2008 under our long-term incentive program are described in the Grants of Plan-Based Awards table on page 43.  In addition, while Mr. Haughey is employed by us, we are obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.

Terms of Campanelli Employment Agreement
Par entered into an employment agreement dated March 5, 2008 with Mr. Campanelli that replaced his previous employment agreement dated March 27, 2007, in order to comply with recent changes to Section 409A of the Internal Revenue Code and make certain other non-material changes.  Pursuant to the agreement, Mr. Campanelli continues to serve as President, Generic Products Division of Par Pharmaceutical through December 31, 2010, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by either Par or Mr. Campanelli).  Mr. Campanelli received an annual base salary of $350,000 in 2008, subject to review and increase at the Board’s discretion.  Mr. Campanelli is eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate commensurate with his title and position in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.   Stock awards granted to Mr. Campanelli in 2008 under our long-term incentive program are described in the Grants of Plan-Based Awards table on page 43.  In addition, while Mr. Campanelli is employed by us, we are obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.

Terms of MacPhee Employment Agreement

Par entered into an employment agreement dated March 6, 2008 with Mr. MacPhee that replaced his previous employment agreement dated January 9, 2006, in order to comply with changes to Section 409A of the Internal Revenue Code and make certain other non-material changes.  Pursuant to the agreement, Mr. MacPhee continues to serve as President, Strativa Pharmaceuticals (formerly the Branded Products Division) through December 31, 2010, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by either Par or Mr. MacPhee). Mr. MacPhee received an annual base salary of $350,000 in 2008, subject to review and increase at the Board’s discretion.  Additionally, Mr. MacPhee is eligible for annual bonuses (with a target amount equal to 50% of his annual base salary), determined by the Board in its discretion, and to participate commensurate with his title and position in our long-term incentive plans, including the stock option, restricted stock and similar equity plans.  Stock awards granted to Mr. MacPhee in 2008 under our long-term incentive program are described in the Grants of Plan-Based Awards table on page 43.  In addition, while Mr. MacPhee is employed by us, we are obligated to pay the premiums on a $1,000,000 term life insurance policy for the benefit of his estate.

Potential Payments and Rights Upon Termination of Employment or a Change of Control

Our Named Executives may receive compensation in connection with the termination of their employment or a change of control.

The terms “cause”, “material breach,” “Change of Control,” “Poor Performance” and “Stay Period” are defined in each Named Executive’s employment agreement.  In connection with the discussion below, however, such terms generally mean the following:

“cause” generally means (i) conviction of, guilty or no contest plea to, or confession of guilt of, a felony, or other crime involving moral turpitude; (ii) an act or omission in connection with employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to Par; (iii) a material breach by the executive of his or her employment agreement; (iv) continuing failure to perform such duties as are assigned to the executive by us; (v) knowingly taking any action on our behalf without appropriate authority to take such action; (vi) knowingly taking any action in conflict of interest with Par given the executive's position with Par; or (vii) the commission of an act of personal dishonesty by the executive that involves personal profit in connection with Par.

“material breach” generally means (i) Par’s failure to make any payment that we are required to make to the executive when due or within two business days; (ii) the assignment to the executive, without his or her written consent, of duties inconsistent with positions, responsibilities and status with Par, a change in the executive's reporting responsibilities, titles or offices or any act constituting a constructive termination or removal of the executive; (iii) a reduction in the executive's base salary; or (iv) a permanent reassignment (without the executive’s consent) to a primary work location more than 35 miles from our present executive offices.

“Change of Control” of Par generally means (i) the approval by our stockholders of the sale or other transfer (other than pursuant to internal reorganization) by us of all or substantially all of our assets; (ii) the first purchase of shares of our equity securities pursuant to a tender offer or exchange offer (other than an offer by us) for at least 15% of our equity securities; (iii) the approval by our stockholders of a merger or consolidation in which we do not survive as an independent, publicly-owned corporation; (iv) the acquisition (including by means of a merger) of 35% or more of the combined voting power of our then outstanding equity securities (other than pursuant to an internal reorganization); or (v) the change of the membership of a majority of the Board during any period of two consecutive years, unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors of the Board still in office who were our directors at the beginning of the period.

“Poor Performance” means the executive’s consistent failure to meet reasonable performance expectations and goals that are established by us and communicated to the executive (other than any such failure resulting from incapacity due to physical or mental illness).  However, under the employment agreements, as amended, termination for Poor Performance will not be effective unless at least 30 days prior to such termination the executive receives notice from our Chief Executive Officer or the Board that specifically identifies the manner in which the executive has not met the prescribed performance expectations and goals and the executive has not corrected such failure or made substantial and material progress in correcting such failure to the satisfaction of our Chief Executive Officer or the Board.

“Stay Period” means the six month period during which the executive continues employment with Par or our successor after the date a Change of Control occurs.

The various events of termination of employment and the payments and benefits (if any) to which a Named Executive may be entitled under such situations are described below and illustrated in the table on page 52.

Upon death or disability

Upon termination of employment for death or disability, each Named Executive would be entitled to a payment of two times base salary in effect at the applicable time plus an amount equal to two times his or her last annual cash bonus, less any life insurance or disability insurance received by the Named Executive or his or her estate.  Pursuant to the terms of our performance equity plan, all unvested restricted stock awards granted prior to December 31, 2008 would vest upon termination of employment for death or disability.  For awards granted after December 31, 2008, the unvested restricted stock awards would vest in the percentage applicable for the next anniversary of the grant date after such termination, as defined in the terms of restricted stock award.  With respect to awards of options to purchase our stock, all awards granted before December 31, 2008 will not vest upon termination of employment for death or disability, but the Named Executive or his estate will retain vested awards, and all such awards granted after December 31, 2008 would vest in the percentage applicable for the next anniversary of the grant date after termination, as defined in the terms of the stock option award.

Upon Par’s termination of the Named Executive without cause; or upon a material breach by Par of the Named Executive’s employment agreement

Upon termination of a Named Executive’s employment by us without cause, or by the Named Executive upon our material breach of the employment agreement, the affected Named Executive would be entitled to a payment of two times base salary in effect at the applicable time plus (in certain circumstances) an amount equal to two times the Named Executive’s last annual cash bonus.  Additionally, all unvested equity awards granted to the Named Executive before December 31, 2008 would vest and the Named Executive will have 24 months from the date of termination to exercise any outstanding option awards.  With respect to any equity award granted after December 31, 2008, if a Named Executive’s employment is terminated (i) by us without cause and such termination is not related to “Poor Performance,” or (ii) by him for our material breach, then all equity awards granted to him after December 31, 2008 will vest and he will have three months to exercise any outstanding option awards.

In November 2008, we granted Messrs. Haughey, Campanelli and MacPhee restricted shares of our common stock and options to purchase our common stock, the vesting of which is designed to encourage their continued employment with us.  These retention awards do not vest until the third anniversary of the grant date except under limited circumstances.  If Mr. Haughey, Mr. Campanelli or Mr. MacPhee is terminated by us on or after the second anniversary and the termination is without cause, due to Par’s material breach or due to the executive’s death or disability, a pro rata portion of the retention awards will vest.  Additionally, if Mr. Haughey, Mr. Campanelli or Mr. MacPhee remain employed by us through the second anniversary of the award and the fair market value of our common stock exceeds 120% of our common stock on the date of grant for at least 20 business days in the last fiscal quarter of 2010, then two-thirds of the retention award will vest.  Lastly, if Mr. Haughey, Mr. Campanelli or Mr. MacPhee dies or becomes disabled, the restricted share awards will vest.  For a discussion of the One-Time Retention Equity Awards, see page 39.

Non-renewal of the Named Executive’s employment agreement by Par

Upon our non-renewal of a Named Executive’s employment agreement, the Named Executive would be entitled to a payment of two times base salary in effect at the applicable time plus two times (in certain circumstances) an amount equal to the Named Executive’s last cash bonus.

Upon non-renewal of the employment agreement by the Named Executive; resignation by the Named Executive (other than due to material breach by Par); or upon Par’s termination of the Named Executive for cause

If the Named Executive’s employment is terminated (i) by his or her non-renewal of the employment agreement, (ii) by his or her resignation (other than due to material breach by Par), or (iii) by us for cause, the Named Executive would not be entitled to any severance payments.

Following a Change of Control upon termination other than for cause

Upon termination other than for cause within 12 months following any Change of Control, the Named Executive will have 24 months from the date of termination to exercise any vested equity awards granted to the Named Executive, so long as the applicable plan underlying the awards is still in effect and the awards have not expired at the time of exercise.  Pursuant to the terms of our 2004 performance equity plan, all unvested equity awards vest following a Change of Control, unless the award agreement pursuant to which the equity award was granted provides otherwise.  None of our award agreements provide otherwise, except the performance and time-based restricted equity awards under our 2008 long term incentive program, as noted below.

For performance and time-based restricted stock awards granted under our 2008 long term incentive program, unvested equity awards for Named Executives will vest according to the following schedule:

(a)
On the last day of the Stay Period, if  (i) after a Change of Control, Par or our successor requires the Named Executive to remain employed for the Stay Period, (ii) the Named Executive continues employment through the Stay Period, and (iii) the Change of Control occurs within two years of the 2008 grant; or

(b)	On the date of termination, if the Named Executive’s employment is terminated after the Change of Control without cause; or

(c)	On the date of the Change of Control, if the Change of Control occurs two or more years after the 2008 grant.

After a Change of Control upon termination by the Named Executive during the 90-day period following the Stay Period

If a Named Executive remains through the Stay Period after a Change of Control, he can thereafter resign during the 90-day period following the Stay Period and his termination will be treated as a termination by our successor without cause, which would entitle him to a payment of two times base salary in effect at the applicable time plus (in certain circumstances) an amount equal to two times the Named Executive’s last annual cash bonus.

Non-compete and Non-solicitation

Each of the current Named Executives (except Mr. Haughey) has agreed for one year following termination of his or her employment with Par not to solicit business or employees away from us and not to provide any services that may compete with our business.  The non-compete restriction, however, will not apply if the Named Executive’s employment term is terminated either by us without cause or upon our material breach.  Mr. Haughey has agreed for two years following termination of his employment with us not to solicit business or employees away from Par.

Estimated Value of Benefits to Be Received Upon Involuntary Separation Not Related to a Change of Control or Upon Qualifying Termination Following a Change of Control

The following table shows the estimated value of payments and other benefits to be received by our Named Executives (except Mr. Martino, who was no longer employed as an executive officer as of December 31, 2008) under the terms of their respective employment agreements or arrangements in effect on December 31, 2008, assuming the employment of such individuals terminates under one of the following circumstances as of December 31, 2008.  There are no income tax or excise tax gross-ups of any kind.  The severance arrangements of Mr. Martino and Ms. Lubatkin (who are no longer employed by us) are described on page 53.

Potential Payments Upon Involuntary Separation

Compensation Program	For Cause	By Par Without Cause, or Material Breach of Agreement by Par		Non-Renewal of Agreement by Par		By the Executive (Other Than Due to Material Breach by Par), or Non-Renewal of Agreement by Executive		Death or Disability		Upon Termination Other Than for Cause (within 12 months) After Change of Control	By the Executive during the 90-Day Period Following 6 Months (Stay Period) After Change of Control

A. Cash Severance
Mr. LePore	$0	$3,200,000	(1)	$3,200,000	(1)	$0		$3,200,000	(1)(2)	(3)	$3,200,000	(1)
Ms. Lubatkin(4)	$0	$1,320,000	(1)	$1,320,000	(1)	$0		$1,320,000	(1)(2)	(3)	$1,320,000	(1)
Mr. Haughey	$0	$1,340,000	(1)	$1,340,000	(1)	$0		$1,340,000	(1)(2)	(3)	$1,340,000	(1)
Mr. MacPhee	$0	$1,340,000	(1)	$1,340,000	(1)	$0		$1,340,000	(1)(2)	(3)	$1,340,000	(1)
Mr. Campanelli	$0	$1,340,000	(1)	$1,340,000	(1)	$0		$1,340,000	(1)(2)	(3)	$1,340,000	(1)

B. Equity Value(5)
Mr. LePore	$0	$1,901,015	(6)	$0		$0		$1,884,253	(7)	$1,901,015 (8)	$1,901,015	(8)
Ms. Lubatkin(4)	$0	$0	(4)	$0	(4)	$0	(4)	$0	(4)	$0 (4)	$0	(4)
Mr. Haughey	$0	$1,201,147	(6)(9)	$0		$0		$1,811,248	(7)(9)	$1,811,248 (8)	$1,811,248	(8)
Mr. MacPhee	$0	$997,208	(6)(9)	$0		$0		$1,607,309	(7)(9)	$1,607,309 (8)	$1,607,309	(8)
Mr. Campanelli	$0	$1,059,752	(6)(9)	$0		$0		$1,669,853	(7)(9)	$1,669,853 (8)	$1,669,853	(8)

C. Medical and Health Plans
Mr. LePore	$0	$29,232	(10)	$29,232	(10)	$0		$29,232	(10)	(3)	$29,232	(10)
Ms. Lubatkin(4)	$0	$29,232	(10)	$29,232	(10)	$0		$29,232	(10)	(3)	$29,232	(10)
Mr. Haughey	$0	$29,232	(10)	$29,232	(10)	$0		$29,232	(10)	(3)	$29,232	(10)
Mr. MacPhee	$0	$29,232	(10)	$29,232	(10)	$0		$29,232	(10)	(3)	$29,232	(10)
Mr. Campanelli	$0	$29,232	(10)	$29,232	(10)	$0		$29,232	(10)	(3)	$29,232	(10)

D. Perquisites
Mr. LePore	$0	$0		$0		$0		$0		$0	$0
Ms. Lubatkin(4)	$0	$0		$0		$0		$0		$0	$0
Mr. Haughey	$0	$0		$0		$0		$0		$0	$0
Mr. MacPhee	$0	$0		$0		$0		$0		$0	$0
Mr. Campanelli	$0	$0		$0		$0		$0		$0	$0

(1)
Upon termination, Par shall pay to the Named Executive two times base salary plus an amount equal to two times his or her last annual cash bonus paid. Named Executive shall not receive an amount equal to his last cash bonus if termination is a result of his or her performance. Payment for severance benefits (except upon death) is to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary.

(2)	We shall deduct any life insurance and disability insurance received by the Named Executive from the amount payable upon termination.

(3)	If a Named Executive is terminated after a Change of Control, the severance amounts are the same as before the Change of Control and are determined based on the trigger event for termination.

(4)
Par and Ms. Lubatkin terminated the employment term under her employment agreement on December 31, 2008, but Ms. Lubatkin agreed to continue as an employee of Par and to fulfill her role as Executive Vice President and Chief Financial Officer through March 6, 2009.   See “Named Executives Who Are No Longer Employed by Par – Ms. Lubatkin” on page 54.  Consistent with the terms of her employment agreement, shares of our restricted stock and options to purchase common stock granted to Ms. Lubatkin vested as of December 31, 2008.

(5)	Assumes the triggering event took place on the last day of the fiscal year, December 31, 2008, and the price per share is the closing market price as of that date.

(6)
Upon termination, provided the reason for such termination is not related to the Named Executive’s performance, all unvested equity awards granted prior to December 31, 2008 shall vest, and the Executive shall have 24 months from the date of termination to exercise any vested options.

(7)
For awards granted prior to December 31, 2008, upon death or disability, all unvested restricted share and restricted share unit awards immediately vest and are no longer subject to forfeiture.  The Executive or his estate shall have one year from the date of termination or death, as the case may be, to exercise options.

(8)
Upon a Change of Control, all unvested equity awards are immediately vested and accelerated in full except as described below.  In addition, under each Named Executive’s respective employment agreement, if a Named Executive is terminated within 12 months of a Change of Control, other than for cause, and if the termination is not a result of the Named Executive’s performance, then the options’ exercise period is extended to 24 months from the date of termination. For grants of time-based restricted stock awards granted under the 2008 long term incentive program, all unvested equity awards are immediately vested and accelerated in full, on the following schedule:

a.
on the last day of the Stay Period, if  (i) after a Change of Control, Par or the successor requires the Executive to remain employed for the Stay Period, (ii) the Executive continues employment through the Stay Period, and (iii) the Change of Control occurs within two years of the 2008 grant; or

b.	on the date of termination, if the Executive’s employment is terminated after the Change of Control without cause by Par or its successor; or

c.	on the date of the Change of Control, if the Change of Control occurs two or more years after the 2008 grant.

(9)
The executive retention awards (a combination of restricted stock and options to purchase common stock) granted November 18, 2008 will not vest upon termination prior to the second anniversary of the date of grant; however, upon termination by Par without cause or material breach by Par, after the second anniversary of the date of grant, a pro rata portion of the awards shall vest and no longer be subject to forfeiture.  Upon death or disability, all unvested executive retention restricted stock awards immediately vest and are no longer subject to forfeiture.

(10)
Represents the Named Executive’s entitlement to participate, at Par’s expense, in all of Par’s medical and health plans and programs in accordance with COBRA for a period of 18 months (not applicable upon termination in the event of the Named Executive’s death).

Named Executives Who Are No Longer Employed by Par

Mr. Martino

Mr. Martino resigned as Executive Vice President and Chief Operating Officer effective October 14, 2008.  We entered into a separation and release agreement with Mr. Martino on November 5, 2008 in connection with his separation from Par, effective January 1, 2009.  As required by the terms of his employment agreement, we will pay Mr. Martino severance payments totaling $1,640,000 (representing two times his base salary plus an amount equal to two times his last annual cash bonus) in equal semi-monthly installments for two years commencing on February 15, 2009.  In addition, for eighteen months following his separation date, we have agreed to maintain in effect for Mr. Martino’s coverage under our welfare benefit plans.  Consistent with the terms of his employment agreement, shares of our restricted stock and options to purchase our common stock granted to Mr. Martino vested as of January 2, 2009, and Mr. Martino will have 24 months in which to exercise the stock options.  Pursuant to the separation agreement, Mr. Martino waived any claim that he may have against us in connection with his employment agreement and acknowledged his obligations under his employment agreement that for one year following his separation date he will not solicit any business away from Par.  Consistent with his separation agreement, the value of Mr. Martino’s separation payments include

$1,640,000 in cash, $29,232 in health and welfare benefits and $1,148,292 in equity awards, totaling $2,817,524.

Ms. Lubatkin

On December 23, 2008, we entered into a restated separation and release letter with Ms. Lubatkin, providing for the termination on December 31, 2008 of her employment term under her employment agreement with Par.  Despite the termination of her employment term, Ms. Lubatkin agreed to continue as an employee of Par and to fulfill her role as Executive Vice President and Chief Financial Officer through March 6, 2009 (her separation date).  On March 6, 2009, Ms. Lubatkin and Par entered into a final separation agreement and release, which fully resolved all issues concerning her employment relationship with us and reiterated certain terms contained in the restated separation and release letter dated December 23, 2008.  As required by the terms of her employment agreement, we will pay Ms. Lubatkin severance payments totaling $1,396,282 (representing two times her base salary plus an amount equal to two times her last annual cash bonus) in equal semi-monthly installments for two years commencing on September 11, 2009.  In accordance with the restated separation and release letter, on March 6, 2009, in exchange for entering into the release of claims against us, Ms. Lubatkin received a payment of $56,667, representing two months base salary.  In addition, for eighteen months following her separation date, we have agreed to maintain in effect Ms. Lubatkin’s coverage under Par’s welfare benefit plans.  Consistent with the terms of her employment agreement, shares of our restricted stock and options to purchase common stock granted to Ms. Lubatkin vested as of December 31, 2008, and she will have 24 months in which to exercise the stock options.  Pursuant to the separation agreement, Ms. Lubatkin waived any claim that she may have against us in connection with her employment agreement and acknowledged her obligations to not solicit any business away from Par for one year following her separation date. Consistent with her separation agreement, the value of Ms. Lubatkin’s separation payments include $1,396,282 in cash, $29,232 in health and welfare benefits and $807,269 in equity awards, totaling $2,232,783.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As a public company, our directors and executive officers and the more than 10% beneficial owners of our common stock are subject to reporting requirements under Section 16(a) of the Exchange Act and are required to file certain reports with the SEC in respect of their ownership of our equity securities and changes thereto.  Based solely upon review of Forms 3 and 4 and amendments thereto furnished to us during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, we believe that, during fiscal year 2008, all such reports were timely filed, except for the following late reports:  (i) Messrs. Campanelli, Haughey, MacPhee, Martino and Ms. Lubatkin each filed on a timely basis a Form 4 on January 15, 2008 reporting the January 11, 2008 annual equity awards; however, due to a clerical error, each made an amended Form 4 filing on January 17, 2008 to correct the number of shares beneficially owned by each; (ii) Mr. Smith filed an amended Form 4 on April 3, 2009 correcting the total number of shares of restricted stock units held by him as previously reported in his prior Form 4 filed on January 9, 2008.

OTHER MATTERS

As of the date of this proxy statement, the Board has no knowledge of any business that will be presented for consideration at the meeting other than as described herein. If any other matter(s) are properly brought before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying proxy card to vote the proxies that they receive in respect of such matter(s) in accordance with their judgment.

A copy of our Annual Report on Form 10-K for fiscal year 2008 will be delivered to any of our stockholders, without charge, upon a written request by a stockholder.  Requests for a copy of our Annual Report on Form 10-K should be addressed to our Secretary, at 300 Tice Boulevard, Woodcliff Lake, NJ  07677.  In addition, our Annual Report on Form 10-K for fiscal year 2008 is available at www.parpharm.com/proxy.

SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with our Bylaws and Rules 14a-4(c) and 14a-5(e) under the Exchange Act, we hereby notify our stockholders that we had not received, on or before February 23, 2009, proper notice of any other proposed matter to be submitted for stockholder vote at the 2009 meeting; and accordingly, any proxies received in respect of the meeting will be voted in the discretion of our management on any other matters(s) that may properly come from the meeting.

Any proposal that is intended to be presented by any stockholder for action at the 2010 Annual Meeting of Stockholders must be received in writing by our Secretary, at 300 Tice Boulevard, Woodcliff Lake, NJ 07677, no later than December 29, 2009, in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2010 meeting.  Advance notice of stockholder nominations for the election of directors must be delivered personally to, or mailed to and received by, our Secretary at the address listed above, not less than 20 nor more than 60 days prior to the 2010 meeting date; however, in the event that less than 30 days’ prior notice or public disclosure of the 2010 meeting date is given or made to our stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or such public disclosure was made.

We hereby further notify our stockholders that if we do not receive written notice by March 14, 2010 of a matter proposed to be submitted for our stockholders’ vote at the 2010 Annual Meeting of Stockholders, proxies received by members of our management for such meeting may be voted, at the discretion of such management members, on any matter(s) that properly come from such meeting, without any discussion of such proposed matter(s) in the proxy statement to be distributed in respect of such meeting.

By Order of the Board of Directors

Thomas J. Haughey
Secretary

Dated:  April 21, 2009

Appendix A

Par Pharmaceutical Companies, Inc.

CORPORATE GOVERNANCE
AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) in its oversight and evaluation of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with certain legal and regulatory requirements;

•	the qualifications, independence and performance of the Company’s independent auditors; and

•	the performance of the Company’s internal audit function.

In addition, the Audit Committee is charged with preparing an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statements.

While certain duties and responsibilities of the Audit Committee are more specifically set forth below, the principal function of the Audit Committee is oversight.  Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements.  In addition, management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations.

Each member of the Audit Committee may rely, to the extent reasonable, on the information, opinions, reports and statements of the Company’s management, independent auditors and other advisors.

The independent auditors for the Company are ultimately accountable to the Board and the Audit Committee.  The independent auditors shall submit to the Audit Committee and the Company annually a formal written statement delineating all relationships between the independent auditors and the Company (“Statement as to Independence”), and addressing, at a minimum, the matters set forth in Independence Standard No. 1 adopted by the Independence Standards Board.

Organization

The Audit Committee shall consist of at least three directors, all of whom shall have no other material relationship to the Company and shall otherwise satisfy the applicable membership and independence requirements under Section 303A of the Listed Company Rules of the New York Stock Exchange, Inc. (the “NYSE”) and applicable laws, including but not limited to Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC rules and guidance.  All members of the Committee shall be financially literate in the business judgment of the Board, and at least one member shall have, in the business judgment of the Board, accounting or financial management expertise.

Appointment and Removal

The members of the Audit Committee shall be appointed annually by the Board on the recommendation of the Nominating-Corporate Governance Committee of the Board.  In each case, on the recommendation of the Nominating-Corporate Governance Committee, the Board may from time to time remove (with or without cause) members of the Audit Committee and fill any resulting vacancies.

As amended by the Board, May 2008

Meetings

The Audit Committee shall hold at least four meetings per year and such additional meetings as the Audit Committee or its Chairperson shall determine.

In addition, the Audit Committee periodically should meet separately with representatives of the Company’s management, the director of the Company’s internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) and the Company’s independent auditors to review and discuss the annual and quarterly financial reporting process and such other appropriate matters and to discuss any matters that the Audit Committee or any of those persons or firm believes should be discussed privately.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Duties and Responsibilities

The Audit Committee shall have the following duties and responsibilities:

Independent Auditor.  The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the registered independent public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company, including the resolution of any disagreements between the Company’s management and the accounting firm regarding financial reporting.  Each such accounting firm shall report directly to the Audit Committee.  In this oversight role, the Audit Committee shall:

•
ensure that the Company’s independent auditors prepare and deliver annually the Statement as to Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement);

•
actively engage the Company’s independent auditors in a dialogue with respect to, and review of, any relationships or services disclosed in this Statement that may impact the objectivity and independence of the auditors and take appropriate action (or recommend that the full Board take appropriate action) to satisfy itself of the auditors’ independence;

•	at least annually, obtain, review and provide to the full Board a report by the Company’s independent auditors describing:

o	the internal quality control procedures maintained by the outside auditing firm serving as the Company’s independent auditors;

o
any material issues raised by the most recent internal quality control review or peer review of such outside auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding year, respecting one or more independent audits carried out by such outside auditing firm, and any steps taken to address any such issues; and

o	all relationships between such outside auditing firm and the Company (in order to assess the auditor’s independence).

•
maintain a clear understanding with Company management and the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function), on the one hand, and the Company’s independent auditors, on the other, regarding the ultimate accountability of the independent auditors;

•
meet with the Company’s independent auditors to discuss the planning, timing and staffing of the annual audit and the results of their examination and evaluation of the Company’s internal controls and the overall quality of its financial reporting;

•
evaluate, and discuss with the lead partner of the independent auditors, the qualifications, performance and independence of the Company’s independent auditors, and determine whether they appear adequate, in each case taking into account the opinions of Company management;

•
discuss the regular rotation of the independent auditors’ lead and concurring audit partners serving on the Company’s audit engagement team, as well as the rotation of any other persons on the Company’s audit engagement team who fall within the definition of “audit partner,” as defined by applicable SEC regulations, in each case as required by applicable law and/or regulations;

•	consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the Company’s independent auditing firm itself on a regular basis;

•
recommend to management policies for the Company’s hiring of employees or former employees of the Company’s independent auditors who were engaged on the Company’s account, consistent with any restrictions on such employment imposed by applicable SEC regulations or law;

•	review the Company’s policies with respect to risk assessment and risk management; and

•	present its conclusions with respect to the independent auditors to the full Board.

Internal Audit Function.  With respect to the Company’s internal audit function, the Audit Committee shall:

•
review the appointment and/or replacement of the director of the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) or, at the discretion of the Board, select and contract with an outside accounting firm to serve as the Company’s internal auditors and to perform the Company’s internal audit function;

•
advise the director of the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) and management’s responses thereto and review such reports; and

•
discuss with the Company’s independent auditors responsibilities of the internal audit department (or such other person, persons or outside firm responsible for the Company’s internal audit function), the budget and staffing relative to the Company’s internal audit function and any recommended changes in the planned scope of the Company’s internal audit.

Financial and Disclosure Matters.  As a general matter, while the ultimate responsibility for the Company’s financial statements and disclosure rests with Company management and the Company’s independent auditors, the Audit Committee shall review:

•	major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles and policies;

•	any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any control deficiencies;

•
analyses prepared by Company management and/or the Company’s independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analyses of the effects of alternative GAAP methods on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures and transactions, on the financial statements of the Company;

•	the type and presentation of information to be included in the earnings press releases of the Company; and

•	any financial information and earnings guidance (and re-guidance) provided by the Company, consistent with Regulation FD, to analysts and rating agencies.

The Audit Committee shall meet with the Company’s independent auditors, with and (where deemed necessary) without representatives of management and the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) present, to:

•	discuss the scope of the annual audit;

•	review with the independent auditors any problems or difficulties encountered by the auditors in the course of the audit work and management’s response, including with respect to:

o	any restrictions on the scope of the independent auditors’ activities or access to requested information or personnel;

o	any significant disagreements with Company management;

o	any accounting adjustments that were noted or proposed by the auditors but were “passed”; and

o	any “management” or “internal controls” letter issued or proposed to be issued.

•
review and discuss the Company’s annual audited financial statements and the Company’s disclosure in its Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure (“MD&A”);

•
review and discuss the Company’s quarterly financial statements reasonably prior to the filing of each of its Form 10-Qs, including the results of the independent auditors’ review of the quarterly financial statements, and the Company’s disclosures in its MD&A;

•	review any disclosure relating to non-audit services performed for the Company by the Company’s independent auditors required to be included in the Company’s periodic reports;

•
review and discuss any reports or communications (and Company management’s and/or the internal audit department’s responses, or the response of any other person, persons or outside firm responsible for the Company’s internal audit function, thereto) submitted to the Audit Committee by the Company’s independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as the same may be modified or amended;

•
discuss any other significant matters arising from any audit, report or communication, whether raised by Company management, the internal audit department (or other person, persons or outside firm responsible for the Company’s internal audit function) or the Company’s independent auditors, relating to the Company’s financial statements;

•	determine whether any accounting restatement resulted from material non-compliance with SEC financial reporting requirements;

•
discuss any significant changes to the Company’s accounting principles, policies, controls, procedures and practices proposed or suggested by the Company’s independent auditors, the internal audit department or management;

•	inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks and exposures; and

•	review the form of opinion that the Company’s independent auditors propose to render to the Board and the Company’s stockholders.

In addition, the Audit Committee shall discuss with the Company’s management including, as appropriate, the director of its internal audit department (or such other person, persons or outside firm responsible for the Company’s internal audit function):

•
the results of management’s quarterly evaluation of the effectiveness of the Company’s disclosure controls and procedures, including any weaknesses and deficiencies in such controls and procedures identified by the Company’s management, and the proposed responses by management to any such weaknesses and deficiencies, and management’s disclosure regarding the effectiveness of such controls and procedures to the extent required by  applicable SEC regulations to be included in the Company’s quarterly or annual reports;

•
the results of management’s annual evaluation of the effectiveness of the Company’s internal controls over financial reporting, including any weaknesses and deficiencies in such controls identified by the Company’s management, and proposed responses by management to any such weaknesses and deficiencies;

•
the form and content of management’s report on internal controls of financial reporting and any other disclosure regarding internal controls to the extent required by applicable SEC regulations to be included in the Company’s annual reports; and

•
the results of management’s quarterly evaluation of the Company’s internal controls over financial reporting, including the extent to which any such changes have materially affected, or are reasonably likely to materially effect, the Company’s internal controls over financial reporting and any related disclosure.

Also, the Audit Committee shall discuss with the Company’s legal counsel any significant legal matters that may have a material effect on the Company’s financial statements, the Company’s compliance policies, including material notices to or inquiries received from governmental agencies, and any other significant legal matters that the Committee or its counsel deems relevant.

The Audit Committee shall annually recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

Compliance Oversight.  In addition to the foregoing responsibilities, to help ensure the Company’s compliance with applicable SEC and other rules and regulations, the Audit Committee shall:

•	obtain from the Company’s independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act;

•
obtain reports from management, the Company’s senior auditing executive and the Company’s independent auditors that the Company and its affiliated entities are in conformity with the applicable requirements of the Company’s Code of Business Conduct and Ethics;

•	review any reports and disclosures from management, the internal audit department and external auditors and internal auditors of any insider and/or affiliated party transactions; and

•	generally advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

Complaints.  In accordance with Rule 10A-3 of the Exchange Act, the Audit Committee shall establish and maintain procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls and/or auditing matters; and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Investigations.  The Audit Committee shall have the authority to conduct any investigation appropriate to fulfilling its responsibilities, including with respect to any matter brought to its attention with respect to compliance with the Company’s Code of Business Conduct and Ethics or Code of Ethics for senior financial officer, through the complaint procedures described above.

Audit Committee Charter.  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Charter shall be made available on the Company’s website at www.parpharm.com.

Self-Evaluation.  The Audit Committee shall conduct an annual performance self-evaluation.

Authority to Engage Outside Advisors.  The Audit Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties, at the Company’s expense.

Other Duties.  The Audit Committee also shall perform such additional duties and have such additional responsibilities and functions as the Board from time to time may determine and delegate to the Committee.

Funding

The Board shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

•	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report and/or performing other audit, review or attest services for the Company;

•	compensation to any outside firm(s) engaged to perform the Company’s internal audit function;

•	compensation of any advisors employed by the Audit Committee to assist the Audit Committee in carrying out its duties; and

•	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Reports of the Committee

•
At each regular meeting of the Board, the Audit Committee shall report the substance of all actions taken by the Audit Committee since the date of its last report to the Board.  Each report shall be filed with the minutes of the Board Meeting at which it is presented, as a part of the Company’s corporate records.

PAR PHARMACEUTICAL COMPANIES, INC.

Proxy for Annual Meeting of Stockholders to Be Held on June 9, 2009

THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE COMPANY’S BOARD OF DIRECTORS

The undersigned stockholder(s) of PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), hereby constitute(s) and appoint(s) Patrick G. LePore and Thomas J. Haughey, and each of them, with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the 2009 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey, on June 9, 2009, at 10:00 a.m. (local time), or any adjournment(s) thereof, all of the shares of common stock of the Company that the undersigned would be entitled to vote if then personally present at such Meeting in the manner specified herein and on any other business as may properly come before the Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE.  IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS NUMBER 1, 2 AND 3.  THIS PROXY WILL BE VOTED IN THE JUDGMENT OF MANAGEMENT ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

(Continued and to be signed and dated on the reverse side.)

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS NUMBER 1, 2 AND 3.

1.	ELECTION OF CLASS I DIRECTOR:

☐ FOR NOMINEE            ☐ WITHHOLD AUTHORITY for nominee

Nominee:  Peter S. Knight

2.	TO RATIFY THE SELECTION OF THE FIRM OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITORS FOR FISCAL YEAR 2009:

FOR ☐                                              AGAINST ☐                                           ABSTAIN ☐

3.	APPROVAL OF AN ADVISORY (NON-BINDING) PROPOSAL ON THE COMPANY’S 2008 EXECUTIVE COMPENSATION PROGRAMS AND POLICIES FOR THE NAMED EXECUTIVES

FOR ☐                                               AGAINST ☐                                          ABSTAIN ☐

4.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF AND AS PROVIDED IN RULE 14A-4(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Please Mark, Sign, Date and Return the Proxy Card
Promptly Using the Enclosed Postage Pre-paid Envelope.

Dated:  ____________________, 2009

Signature of Stockholder

Signature, if held jointly

Please sign exactly as name or names appear on the Proxy.  When shares are held by jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership or LLC, please sign in entity’s name by authorized person.